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                                                                    Exhibit 10.1

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           EURAMAX INTERNATIONAL, INC.

                           AMERIMAX PENNSYLVANIA, INC.

                                       AND

                              BERGER HOLDINGS, LTD.

                          Dated as of October 10, 2003

================================================================================

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                                Table of Contents

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                                                                                                       Page
                                                                                                       ----
ARTICLE I          THE OFFER............................................................................. 2

   Section 1.1.       The Offer.......................................................................... 2

   Section 1.2.       Company Actions.................................................................... 4

   Section 1.3.       Stockholder Lists.................................................................. 5

   Section 1.4.       Directors; Section 14(f)........................................................... 5

ARTICLE II         THE MERGER............................................................................ 7

   Section 2.1.       The Merger......................................................................... 7

   Section 2.2.       Effective Time..................................................................... 8

   Section 2.3.       Effects of the Merger.............................................................. 8

   Section 2.4.       Articles of Incorporation; Bylaws.................................................. 8

   Section 2.5.       Directors and Officers............................................................. 8

   Section 2.6.       Conversion of Securities........................................................... 8

   Section 2.7.       Dissenting Shares.................................................................. 9

   Section 2.8.       Surrender of Shares................................................................ 9

   Section 2.9.       No Further Transfer or Ownership Rights........................................... 11

   Section 2.10.      Treatment of Options.............................................................. 11

   Section 2.11.      Closing........................................................................... 11

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................ 12

   Section 3.1.       Organization and Qualification.................................................... 12

   Section 3.2.       Capitalization.................................................................... 13

   Section 3.3.       Authority Relative to this Agreement.............................................. 14

   Section 3.4.       Absence of Certain Changes........................................................ 15

   Section 3.5.       Reports........................................................................... 16

   Section 3.6.       Proxy Statement................................................................... 16

   Section 3.7.       Consents and Approvals; No Violation.............................................. 17

   Section 3.8.       Brokerage Fees and Commissions.................................................... 18

   Section 3.9.       Schedule 14D-9; Offer Documents................................................... 18

   Section 3.10.      Litigation........................................................................ 19

   Section 3.11.      Absence of Changes in Benefit Plans............................................... 19

   Section 3.12.      ERISA Compliance.................................................................. 19

   Section 3.13.      Taxes............................................................................. 23
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                                       -i-

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
   Section 3.14.      No Excess Parachute Payments; Termination Payments; Section 162(m) of the Code.... 24

   Section 3.15.      Compliance with Applicable Laws; Environmental.................................... 25

   Section 3.16.      State Takeover Statutes........................................................... 26

   Section 3.17.      Contracts......................................................................... 27

   Section 3.18.      Labor Matters..................................................................... 28

   Section 3.19.      Title to Properties............................................................... 29

   Section 3.20.      Undisclosed Liabilities; Indebtedness............................................. 30

   Section 3.21.      Opinion of Company Financial Advisor.............................................. 31

   Section 3.22.      Intellectual Property............................................................. 31

   Section 3.23.      Insurance......................................................................... 33

   Section 3.24.      Affiliate Transactions............................................................ 33

   Section 3.25.      Indemnification Claims............................................................ 33

   Section 3.26.      Absence of Questionable Payments.................................................. 33

   Section 3.27.      Products Liability................................................................ 34

   Section 3.28.      Relationship with Customers and Suppliers......................................... 34

   Section 3.29.      Company Rights Agreement.......................................................... 34

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER............................... 35

   Section 4.1.       Organization and Qualification.................................................... 35

   Section 4.2.       Authority Relative to this Agreement.............................................. 35

   Section 4.3.       Proxy Statement................................................................... 35

   Section 4.4.       Consents and Approvals; No Violation.............................................. 36

   Section 4.5.       Schedule TO; Offer Documents...................................................... 36

ARTICLE V          CONDUCT OF BUSINESS PENDING THE MERGER............................................... 37

   Section 5.1.       Conduct of Business of the Company Pending the Merger............................. 37

   Section 5.2.       Prohibited Actions by the Company................................................. 37

ARTICLE VI         COVENANTS............................................................................ 40

   Section 6.1.       No Solicitation................................................................... 40

   Section 6.2.       Access to Information............................................................. 42

   Section 6.3.       Confidentiality Agreement......................................................... 43

   Section 6.4.       Commercially Reasonable Best Efforts.............................................. 43

   Section 6.5.       Indemnification of Directors and Officers......................................... 44

   Section 6.6.       Event Notices and Other Actions................................................... 45

   Section 6.7.       Third Party Standstill Agreements................................................. 46

   Section 6.8.       Employee Stock Options; Employee Plans and Benefits and Employment Contracts...... 46

   Section 6.9.       Purchase of Shares................................................................ 48
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                                      -ii-

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
   Section 6.10.      Meeting of the Company's Shareholders............................................. 48

   Section 6.11.      Proxy Statement................................................................... 48

   Section 6.12.      Public Announcements.............................................................. 49

   Section 6.13.      Shareholder Litigation............................................................ 49

   Section 6.14.      FIRPTA............................................................................ 49

ARTICLE VII        CONDITIONS TO CONSUMMATION OF THE MERGER............................................. 49

   Section 7.1.       Conditions to Each Party's Obligation to Effect the Merger........................ 49

   Section 7.2.       Conditions to Obligations of Parent and Purchaser to Effect the Merger............ 50

ARTICLE VIII       TERMINATION; AMENDMENT; WAIVER....................................................... 50

   Section 8.1.       Termination....................................................................... 50

   Section 8.2.       Effect of Termination............................................................. 53

   Section 8.3.       Expenses; Termination Fee......................................................... 53

   Section 8.4.       Amendment......................................................................... 55

   Section 8.5.       Extension; Waiver................................................................. 55

ARTICLE IX         MISCELLANEOUS........................................................................ 55

   Section 9.1.       Non-Survival of Representations and Warranties.................................... 55

   Section 9.2.       Entire Agreement; Assignment...................................................... 56

   Section 9.3.       Enforcement of the Agreement...................................................... 56

   Section 9.4.       Severability...................................................................... 56

   Section 9.5.       Notices........................................................................... 56

   Section 9.6.       Failure or Indulgence Not Waiver; Remedies Cumulative............................. 57

   Section 9.7.       Governing Law; Consent to Jurisdiction............................................ 58

   Section 9.8.       Descriptive Headings.............................................................. 58

   Section 9.9.       Parties in Interest............................................................... 58

   Section 9.10.      Counterparts...................................................................... 58

   Section 9.11.      Certain Definitions............................................................... 58

   Section 9.12.      Interpretation.................................................................... 60
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                                      -iii-

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                               CERTAIN DEFINITIONS

Acquisition Agreement........................................................ 41
Acquisition Proposal......................................................... 42
affiliate.................................................................... 59
Agreement....................................................................  1
Articles of Merger...........................................................  8
B&S..........................................................................  4
beneficial owner............................................................. 59
Benefit Plans................................................................ 20
Bidders...................................................................... 42
business day................................................................. 59
Cash Payment................................................................. 12
Certain Shareholders.........................................................  1
Certificates................................................................. 10
Closing...................................................................... 12
Code......................................................................... 20
Common Stock Price...........................................................  1
Company......................................................................  1
Company Common Stock.........................................................  1
Company Disclosure Schedule.................................................. 59
Company Form 10-K............................................................ 20
Company Preferred Stock...................................................... 13
Company Rights Agreement.....................................................  2
Company SEC Documents........................................................ 16
Company Shareholder Approval................................................. 15
Company Stock Option Plan.................................................... 12
Confidentiality Agreement.................................................... 43
Continuing Employee.......................................................... 48
Contract..................................................................... 27
control...................................................................... 59
D&O Insurance................................................................ 45
Department of State..........................................................  8
Dissenting Shareholder.......................................................  9
Dissenting Shares............................................................  9
EDGAR........................................................................ 16
Effective Time...............................................................  8
Environmental Claim.......................................................... 27
Environmental Laws........................................................... 25
Environmental Liabilities.................................................... 27
ERISA........................................................................ 20
ERISA Affiliate.............................................................. 20
Exchange Act.................................................................  2
Expenses..................................................................... 55
Fairness Opinion.............................................................  4
Filed Company SEC Documents.................................................. 15
Fully Diluted Shares......................................................... 59
Governmental Entity.......................................................... 18
group........................................................................ 60
Hazardous Materials.......................................................... 26
Independent Directors........................................................  7
Intellectual Property........................................................ 32
IRS.......................................................................... 20
Licenses..................................................................... 18
Liens........................................................................ 13
Material Adverse Effect...................................................... 60
Material Business............................................................ 42
Merger.......................................................................  1
Merger Consideration.........................................................  9
Minimum Condition............................................................  1
Notice Filing................................................................ 27
Offer........................................................................  1
Offer Documents..............................................................  3
Offer to Purchase............................................................  3
Option....................................................................... 11
Other Action.................................................................  7
Owned Real Property.......................................................... 29
Parent.......................................................................  1
Paying Agent................................................................. 10
PBCL.........................................................................  1
Pension Plan................................................................. 21
Permits...................................................................... 25
person....................................................................... 60
Proxy Statement.............................................................. 17
Purchaser....................................................................  1
Real Property Leases......................................................... 30
Releases..................................................................... 26
Rights.......................................................................  2
SARs......................................................................... 14
Schedule 14D-9...............................................................  5
Schedule TO..................................................................  3
SEC..........................................................................  3
Securities Act............................................................... 14
Share Acquisition Date.......................................................  6

                                      -iv-

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Shareholder Meeting..........................................................  8
subsidiary................................................................... 60
Superior Proposal............................................................ 42
Surviving Corporation........................................................  7
Tax Returns.................................................................. 24
Taxes........................................................................ 24
Tender and Option Agreement..................................................  1
Termination Fee.............................................................. 55
Transactions.................................................................  4
Voting Company Debt.......................................................... 14
WARN Act..................................................................... 23

                                       -v-

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                                                                  Execution Copy

                          AGREEMENT AND PLAN OF MERGER

          THIS IS AN AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 10, 2003, among Euramax International, Inc., a Delaware corporation
("Parent"), Amerimax Pennsylvania, Inc., a Pennsylvania corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and Berger Holdings, Ltd., a Pennsylvania corporation (the "Company").

                                   Background

          WHEREAS, the Board of Directors of the Company has determined that it is fair to, advisable and in the best interests of the Company and the shareholders of the Company to enter into and consummate this Agreement with Parent and Purchaser, providing for the merger (the "Merger") of Purchaser with and into the Company, with the Company as the Surviving Corporation, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended
(the "PBCL"), and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of Purchaser has approved the Merger of Purchaser with and into the Company and such other transactions in accordance with the PBCL upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Company and Purchaser have agreed that, upon the terms and subject to the conditions contained herein, Purchaser shall commence an offer (as amended or supplemented in accordance with this Agreement, the "Offer") to purchase for cash all of the issued and outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), of the Company, at a price per share of $3.90, net to the seller in cash (the "Common Stock
Price");

          WHEREAS, the Board of Directors of the Company has determined that the consideration to be paid for each share of Company Common Stock in the Offer and the Merger is fair to the holders of shares of Company Common Stock and has resolved to recommend that the holders of such shares of Company Common Stock tender their shares pursuant to the Offer and approve and adopt this Agreement and the Merger upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger;

          WHEREAS, simultaneously with the execution and delivery of this Agreement and in order to induce Parent and Purchaser to enter into this Agreement, certain shareholders of the Company (the "Certain Shareholders") have executed and delivered to Parent and Purchaser an agreement (the "Tender and Option Agreement") pursuant to which the Certain Shareholders have agreed to take specified actions in furtherance of the transactions contemplated by this Agreement, including tendering their shares of Company Common Stock into the Offer and granting Parent and Purchaser the Purchase Option (as such term is defined in the Tender and Option Agreement) with respect to such shares of Company Common Stock and to make the Incentive Payments (as such term is defined in the Tender and Option Agreement); and

          WHEREAS, simultaneously with the execution and delivery of this Agreement and in order to induce Parent and Purchaser to enter into this Agreement, the Company has granted the Purchaser an option to purchase shares of Company Common Stock pursuant to an agreement among Parent, Purchaser and the Company (the "Top-up Option Agreement").

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

     Section 1.1. The Offer.

               (a) Subject to the provisions of this Agreement, and provided that this Agreement shall not have been terminated in accordance with Section
8.1 and so long as none of the events or circumstances set forth in clauses
(a)-(i) of Annex A hereto shall have occurred and be continuing, not later than the fifth business day from the date of public announcement of the execution of this Agreement, Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer at a price equal to the Common Stock Price for the Company Common Stock (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 21, 1998, by and between the Company and Oxford Transfer & Registrar, as Rights Agent (the "Company Rights Agreement"")). The obligation of Purchaser to consummate the Offer, to accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject to those conditions set forth in Annex A. It is agreed that the conditions to the Offer set forth on Annex A are for the benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (other than any action or inaction by Purchaser in violation of this Agreement) and Purchaser expressly reserves the right, in its sole discretion, to waive any such condition; provided that, without the consent of the Company, Parent or Purchaser shall not waive the Minimum Condition (except for waivers reducing the Minimum Condition not below a majority of the outstanding shares of Company Common Stock on a fully diluted basis) or the condition set forth in paragraph (g) of Annex A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer in accordance with Rule 14e-1(a) promulgated under the Exchange Act, unless this Agreement is terminated in accordance with Article VIII, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination (in either case, the "Expiration Date").

               (b) Purchaser expressly reserves the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer, provided that without the prior consent of the Company, no modification or change may be made which (i) decreases the

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consideration payable in the Offer (except as permitted by this Agreement), (ii)
changes the form of consideration payable in the Offer (other than by adding consideration), (iii) increases the Minimum Condition, or reduces the Minimum Condition below a majority of the outstanding shares of Company Common Stock on a fully diluted basis, (iv) decreases the maximum number of shares of Company Common Stock sought pursuant to the Offer, (v) changes any other terms or conditions to the Offer in a manner materially adverse to the Company or its shareholders or option holders, or (vi) imposes additional conditions to the Offer (other than solely in respect of any consideration which is payable in addition to the Common Stock Price). Notwithstanding the foregoing, Purchaser may (but shall not be required under this Agreement or otherwise to), without the consent of the Company, (i) extend the Offer on one or more occasions for such period as may be determined by Purchaser in its sole discretion (each such extension period not to exceed 10 business days at a time), if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligations to accept for payment and pay for shares of Company Common Stock shall not be satisfied or waived and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. Without limiting the right of Purchaser to extend the Offer, provided that this Agreement shall not have been terminated in accordance with Section
8.1 hereof, if the conditions set forth in Annex A are not satisfied or, to the extent permitted hereby, waived by Purchaser as of the date the Offer would otherwise have expired, then, except to the extent that such conditions in the reasonable judgment of Purchaser are incapable of being satisfied, at the request of the Company, Purchaser shall extend the Offer from time to time until the earlier of (i) December 31, 2003, (ii) the consummation of the Offer or
(iii) termination of this Agreement. On the terms and subject to the conditions of the Offer and this Agreement, promptly after expiration of the Offer, Purchaser shall accept for payment and pay for, and Parent shall cause Purchaser to accept for payment and pay for, all shares of Company Common Stock (including the associated Rights) validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer. Notwithstanding the foregoing, Purchaser may in its sole discretion elect to provide for a subsequent offering period pursuant to, and on the terms required by, Rule 14d-11 under the Exchange Act.

               (c) on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC with respect to the Offer a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO") with respect to the Offer which will comply in all material respects with the provisions of applicable federal securities laws, and will contain the offer to purchase relating to the Offer (the "Offer to Purchase") and forms of related letters of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto and including the exhibits thereto, are referred to herein collectively as the "Offer Documents"). Parent shall deliver copies of the proposed forms of the Schedule TO and the Offer Documents to the Company within a reasonable time prior to the commencement of the Offer for review and comment by the Company and its counsel. The Company and its counsel shall be given a reasonable opportunity to promptly review any amendments and supplements to the Schedule TO and the exhibits thereto prior to their filing with the SEC or dissemination to shareholders of the Company. Parent agrees to provide the Company and its counsel in writing any comments that Purchaser, Parent or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents that shall be or shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause such Schedule TO or Offer Documents as so corrected to be filed with the SEC and disseminated to the shareholders of the Company, as and to the extent required by applicable federal securities laws.

               (d) The parties understand and agree that the Common Stock Price has been calculated based upon the accuracy of the representation and warranty set forth in Section 3.2(a) and that, in the event the number of outstanding shares of Company Common Stock or the number of shares of Company Common Stock issuable upon the exercise or conversion of, or subject to, options, warrants, securities or other agreements exceeds the amounts specifically set forth in
Section 3.2(a) (including without limitation as a result of any stock split, stock dividend, including any dividend or distribution of securities convertible into shares of the Company Common Stock, recapitalization, or other like change occurring after the date of this Agreement) or the number of Options and exercise prices therefor set forth in Section 3.2(a) of the Company Disclosure Schedule are inaccurately stated in any manner adverse to Parent or Purchaser, the Common Stock Price shall be appropriately adjusted downward. The provisions of this paragraph (d) shall not, however, affect the representation set forth in
Section 3.2(a). Notwithstanding the foregoing, there shall be no adjustment pursuant to this paragraph (d) with respect to the issuance of shares of Company Common Stock upon the exercise of Options disclosed on Section 3.2(a) of the Company Disclosure Schedule.

     Section 1.2. Company Actions

               (a) The Company hereby consents to the Offer and represents and warrants that (i) its Board of Directors, at a meeting duly called and held on October 10, 2003, has duly and by unanimous vote adopted resolutions approving the Offer, the Merger, this Agreement, the Tender and Option Agreement, the Top-up Option Agreement and the other transactions contemplated hereby and thereby (collectively, the "Transactions"), determining that the terms of the Offer and the Merger are fair to, advisable and in the best interests of, the Company's shareholders and recommending acceptance of the Offer and adoption of the Merger and this Agreement by the shareholders of the Company, (ii) the Company has taken all necessary action to render the provisions of any anti-takeover statute, rule or regulation that to the Company's knowledge may be applicable to the Transactions (including Sections 2538 through 2588, inclusive, of the PBCL) inapplicable with respect to the Transactions, and (iii) Boenning & Scattergood, Inc. ("B&S") has delivered to the Company's Board of Directors its opinion (the "Fairness Opinion") that the Common Stock Price to be received by the Company's shareholders is fair, from a financial point of view, to such shareholders and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company has been authorized by B&S to permit the inclusion of the Fairness Opinion (and, subject to prior review and consent by B&S, a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below and the Proxy Statement. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2. The Company has been advised that all of its directors and executive officers presently intend either to tender their shares of Company Common Stock pursuant to the Offer or (solely in the case of directors and executive officers who would as a result of the tender incur liability under Section 16(b) of the Exchange Act) to vote in favor of the Merger.

               (b) The Company shall file with the SEC on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall comply in all material respects with the provisions of applicable federal securities laws, and will contain such recommendations of the Board in favor of the Offer and the Merger, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act and shall mail such Schedule 14D-9 together with the Offer Documents that are mailed to the Company's shareholders. The Company shall deliver the proposed forms of the Schedule 14D-9 and the exhibits thereto to Parent within a reasonable time prior to the commencement of the Offer for review and comment by Parent and its counsel. Parent and its counsel shall be given a reasonable opportunity to promptly review any amendments and supplements to the Schedule 14D-9 and the exhibits thereto prior to their filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the shareholders of the Company, as and to the extent required by applicable federal securities laws.

     Section 1.3. Stockholder Lists. In connection with the Offer, the Company shall promptly furnish to, or cause to be furnished to, Parent and Purchaser mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing or computer file containing the names and addresses of the record holders of shares of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date (to the extent available), together with all other relevant, material information in the Company's possession or control regarding the beneficial owners of shares of Company Common Stock and shall furnish Parent and Purchaser with such information and assistance as Parent, Purchaser or their respective agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser shall, and shall cause each of their affiliates to, hold the information contained in any of such labels and lists in confidence, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

     Section 1.4. Directors; Section 14(f).

               (a) Immediately upon the acceptance for payment of and payment for any shares of Common Stock by Purchaser or any of its affiliates pursuant to the Offer (the "Share Acquisition Date"), Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give

Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of
(i) the total number of directors on the Board of Directors of the Company (giving effect to the increase in the size of such Board pursuant to this Section 1.4) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Purchaser and its affiliates (including shares of Company Common Stock so accepted for payment and purchased) bears to the number of shares of Company Common Stock then outstanding. In furtherance thereof, concurrently with such acceptance for payment and payment for such shares of Company Common Stock the Company shall, upon request of Parent and in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, use its best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company's Board of Directors, and, subject to applicable law, the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed. At such time, the Company shall, if requested by Parent and subject to applicable law, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors (other than any committee of the Board established to take action under this Agreement of the type described in Section 1.4(c) hereof or to the extent such appointment would be contrary to applicable law or any exchange on which the Company Common Stock is then listed), (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. Subject to applicable law, the Company shall promptly take all action reasonably requested by Parent necessary to effect any such election, including mailing to its shareholders the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (or, at Parent's request upon reasonable advance notice, furnishing such information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the shareholders of the Company) as is necessary to enable Purchaser's designees to be elected to the Company's Board of Directors. Such designees of Purchaser shall be assigned to the classes of directors selected by the Purchaser (except that the Independent Directors described in Section 1.4(b) below shall remain in their current classes). Parent or Purchaser shall supply to the Company in writing, and be solely responsible for any information so supplied by them, any information with respect to Parent or Purchaser or their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 to be included in the appropriate information statement.

               (b) Notwithstanding the foregoing, the Company shall use its best efforts to ensure that, in the event that Purchaser's designees are elected to the Board of Directors of the Company, such Board of Directors shall have, at all times prior to the Effective Time, at least two directors who are directors on the date of this Agreement and who are not officers or affiliates of the Company (it being understood that for purposes of this sentence, a director of the Company shall not be deemed an affiliate of the Company solely as a result of his status as a director of the Company), Parent or any of their respective affiliates (the "Independent Directors"); and provided further, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever the remaining Independent Director may designate a person to fill such vacancy who is not an officer or affiliate of the Company, Parent, or any of their respective affiliates and such person shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors may designate two persons to fill such vacancies who shall not be officers or affiliates of the Company, Parent or any of their respective subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action reasonably requested by Parent necessary to effect any such election, including mailing to its shareholders the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (or, at Parent's request, furnishing such information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the shareholders of the Company).

               (c) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors and prior to the Effective Time, (i) any amendment of the articles of incorporation or bylaws of the Company or the authorization of any other action ("Other Action") to be taken by the Company under this Agreement (including the consent of the Company pursuant to Section 2.1), if such amendment or Other Action materially and adversely affects the holders of shares of Company Common Stock other than Parent and its affiliates or (ii) any amendment of this Agreement, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser hereunder, any waiver of any of the Company's rights hereunder or any termination of this Agreement by the Company, may be effected only by the action of a majority of the Independent Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Board of Directors of the Company to approve the actions contemplated hereby and the full Board of Directors of the Company; provided, that, if there shall be no Independent Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the PBCL, Purchaser shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Berger Holdings, Ltd." and shall continue its existence under the laws of the Commonwealth of Pennsylvania, and the separate corporate existence of Purchaser shall cease. At the election of Parent, with the consent of the Company (which consent will not be unreasonably withheld or delayed), any direct or indirect wholly owned subsidiary of Parent may be substituted for Purchaser as a constituent corporation in the Merger. Notwithstanding the foregoing, with the consent of the Company (which consent will not be unreasonably withheld or delayed), Parent may elect at any time prior to the time that the notice of the meeting of shareholders of the Company to consider approval of the Merger and this Agreement (the "Shareholder Meeting") is first given to the Company's shareholders that instead of merging Purchaser into the Company as hereinabove provided, to merge the Company into Purchaser or another direct or indirect wholly owned subsidiary of Parent; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties or covenants herein solely by reason of such election and it shall not be a condition to the consummation of the Offer or the Merger that any consents, licenses, permits or other authorizations be obtained that would not otherwise be necessary if the form of the Merger had not been so modified. In such event the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide that Purchaser or such other subsidiary of Parent shall be the Surviving Corporation and shall continue under the name "Berger Holdings, Ltd."

     Section 2.2. Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of State of the Commonwealth of Pennsylvania (the "Department of State"), in such form as required by and executed in accordance with the relevant provisions of the PBCL (the date and time of the filing of the Articles of Merger with the Department of State (or such later time as is specified in the Articles of Merger) being the "Effective Time").

     Section 2.3. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the PBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 2.4. Articles of Incorporation; Bylaws. (a) At the Effective Time and without any further action on the part of the Company and Purchaser, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time until thereafter further amended as provided therein and under the PBCL, shall be the articles of incorporation of the Surviving Corporation following the Merger.

               (b) At the Effective Time and without any further action on the part of the Company and Purchaser, the Bylaws of the Purchaser shall be the Bylaws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Articles of Incorporation of the Surviving Corporation and as provided by law.

     Section 2.5. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

     Section 2.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

               (a) Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

               (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or Purchaser or any direct or indirect subsidiary of the Company, Parent or Purchaser, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

               (c) Each issued and outstanding share of Company Common Stock (other than shares cancelled pursuant to Section 2.6(b) and any Dissenting Shares (as defined in Section 2.7(a))), including the associated Rights issued pursuant to the Company Rights Agreement, shall be converted into the right to receive the Common Stock Price or any higher price that may be paid for shares of Company Common Stock pursuant to the Offer (the "Merger Consideration") payable to the holder thereof, in each case without interest, upon surrender of the certificate formerly representing such share in the manner provided in
Section 2.8, less any required withholding taxes.

     Section 2.7. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Dissenting Shareholder (as defined below) ("Dissenting Shares") shall not be converted into the Merger Consideration but shall, solely to the extent required by the PBCL, become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the PBCL; provided, however, that each share of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who, after the Effective Time, loses his or her right of appraisal, pursuant to the PBCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon. As used in this Agreement, the term "Dissenting Shareholder" means any record holder or beneficial owner of shares of Company Common Stock who complies with all provisions of the PBCL (including the provisions of Sections 1574 through 1580 and Section 1930 of the PBCL) concerning the right of holders of Company Common Stock to dissent from the Merger and obtain fair value for their shares.

               (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the PBCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the PBCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the PBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

     Section 2.8. Surrender of Shares. (a) Prior to the earlier of the mailing of the Proxy Statement and the Effective Time, Parent shall appoint a bank or trust company which is reasonably satisfactory to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. When and as needed for each former holder of Company Common Stock who becomes entitled to receive the Merger Consideration in accordance with Section 2.8(b) below, Parent shall cause the Surviving Corporation to deposit with the Paying Agent for the benefit of such former holders of shares of Company Common Stock sufficient funds to make all payments pursuant to this Section 2.8. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or as it directs.

               (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the aggregate amount of Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement. If any Merger Consideration is to be remitted to a person whose name is other than that in which the Certificate for shares of Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall have paid any transfer and/or other taxes required by reason of the remittance of Merger Consideration to a person whose name is other than that of the registered holder of the Certificate surrendered, or the person requesting such exchange shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. No interest shall be paid or accrued, upon the surrender of the Certificates, for the benefit of holders of the Certificates on any Merger Consideration. Parent and the Surviving Corporation shall pay all fees and expenses of the Paying Agent in connection with the distribution of the Merger Consideration.

               (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof for payment of their claim for Merger Consideration to which such holders may be entitled.

               (d) Notwithstanding the provisions of Section 2.8(c), neither the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing shares of Company Common Stock shall not have been surrendered prior to six months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any governmental entity), any such cash shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto.

               (e) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), or any provision of any applicable federal, state, local or foreign law, rule or regulation. To the extent that amounts are so withheld by Parent and paid by Parent to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

     Section 2.9. No Further Transfer or Ownership Rights. After the Effective Time, there shall be no further transfer on the records of the Company (or the Surviving Corporation) or its transfer agent of certificates representing shares of Company Common Stock which have been converted pursuant to this Agreement into the right to receive Merger Consideration, and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Merger Consideration therefor. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable law. All Merger Consideration paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for Merger Consideration theretofore represented by such Certificates.

     Section 2.10. Treatment of Options. Simultaneously with the execution of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof) has adopted appropriate resolutions, and the Company hereby agrees to take all other actions necessary after the date hereof, if any, to provide that each outstanding stock option (each "Option") heretofore granted by the Company, whether under the Company's 1996 Stock Incentive Plan (the "Company Stock Option Plan") or otherwise, shall at the Effective Time be cancelled, and each holder of outstanding Options which are vested and exercisable immediately prior to the Effective Time shall be entitled to receive a payment in cash as provided in Section 6.8 hereof (subject to any applicable withholding taxes, the "Cash Payment"). As provided herein, all Options (whether or not vested or exercisable) and the Company Stock Option Plan (and any feature of any Benefit Plan or other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary) shall terminate as of the Effective Time. The Company will take all steps necessary to ensure that none of the Company or any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than the current shareholders of Purchaser or its affiliates, to acquire any capital stock of the Surviving Corporation or any of its subsidiaries or, to receive any payment in respect thereof (except for Cash Payments to be made as provided in Section 6.8 hereof to holders of Options that are vested and exercisable immediately prior to the Effective Time) and to cause the Options to be cancelled or cause the holders of the Options to agree to such cancellation thereof as provided herein.

     Section 2.11. Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after consummation of the Offer, and to the extent required by the PBCL after the vote of the shareholders of the Company in favor of the approval of the Merger and this Agreement has been obtained, the Company and Purchaser (or Parent if appropriate) shall execute and file with the Department of State the Articles of Merger, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.11, a closing (the "Closing") will be held at the offices of Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, PA 19103-2793 (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Purchaser as follows:

     Section 3.1. Organization and Qualification

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and corporate authority and possesses all governmental franchises and Permits (as defined herein) necessary to enable it to own, lease and operate its properties and assets and to carry on its business as it is now being conducted except where failure to possess such franchises and Permits, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company is duly qualified as a foreign corporation or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

               (b) The only subsidiaries of the Company are those set forth on
Section 3.1(b) of the Company Disclosure Schedule. Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (which jurisdiction is set forth opposite its name in Section 3.1(b) of the Company Disclosure Schedule) and has the requisite corporate power and corporate authority and possesses all governmental franchises and Permits necessary to enable it to own, lease and operate its properties and assets and to carry on its business as it is now being conducted except where failure to possess such franchises and Permits, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. Each subsidiary of the Company is duly qualified as a foreign corporation or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. None of the subsidiaries of the Company own any capital stock of the Company.

               (c) All of the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and non-assessable and, except as set forth in Section 3.1(c) of the Company Disclosure Schedule, are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another such wholly owned subsidiary, free and clear of all pledges, claims, equities, options, liens, charges, call rights, rights of first refusal, "tag" or "drag" along rights, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries or as set forth on Section 3.1(c)(i) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity. The Company has delivered to Parent complete and correct copies of its Articles of Incorporation and Bylaws and the comparable charters and bylaws or other organizational documents of the subsidiaries set forth on Section 3.1(c)(ii) of the Company Disclosure Schedule, in each case as amended to the date of this Agreement.

     Section 3.2. Capitalization.

               (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. As of the date hereof, (i) 5,271,926 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iv) 2,360,675 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options, including Options for 726,675 shares issued under the Company Stock Option Plan and Options for 1,634,000 shares issued outside of the Company Stock Option Plan and (v) no shares of Company Preferred Stock were reserved for issuance, except for a series of 2,000 shares of Company Preferred Stock designated as Series B Junior Participating Preferred Stock reserved for issuance pursuant to the Company Rights Agreement, none of which is issued and outstanding as of the date hereof. Such shares of Company Common Stock reserved for issuance upon the exercise of Options, whether under the Company Stock Option Plan or otherwise, have not been issued and will not be issued prior to the Effective Time, and no commitment has been or will be made for their issuance, other than possible issuances under the Options described in the preceding sentence and issued and outstanding as of the date of this Agreement. At the Effective Time, each Option shall be cancelled and the holder thereof shall not be entitled to receive any consideration therefor other than the cash payments provided by Sections 2.10 and (without duplication) 6.8 of this Agreement. Section 3.2(a) of the Company Disclosure Schedule sets forth the exercise prices and number of shares of Company Common Stock in respect of outstanding Options and the dates on which any unvested Options are scheduled to vest or become exercisable. As of the date hereof and, except to the extent any unvested Options vest and become exercisable on the dates set forth on Section 3.2(a) of the Company Disclosure Schedule or are otherwise cancelled, as of the Effective Time, all of the Options will be vested and exercisable and entitled to receive the Cash Payment at the Effective Time, and no Options will be terminated without payment as of the Effective Time. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote ("Voting Company Debt"). Except for the Rights issued pursuant to the Company Rights Agreement, and except as set forth above, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights ("SARs"), stock-based performance units, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, unit, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire, or providing preemptive or registration rights (except for the registration rights provided for in the Tender and Option Agreement) with respect to, any shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or any of its subsidiaries. The Company and its subsidiaries do not have outstanding any loans to any person in respect of the purchase of securities issued by the Company and its subsidiaries.

               (b) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its subsidiaries under the Securities Act of 1933, as amended (the "Securities Act") except for the rights provided for in the Tender and Option Agreement.

     Section 3.3. Authority Relative to this Agreement.

               (a) The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time, to perform its obligations hereunder and thereunder, and to consummate the Transactions (subject to the Company Shareholder Approval (as defined herein) with respect to the Merger). The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Company Shareholder Approval and the filing and recordation of appropriate merger documents as required by the PBCL). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Purchaser, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

               (b) The only vote of holders of any class or series of capital stock of the Company or any of its subsidiaries necessary to adopt or approve this Agreement and the Merger is the adoption and approval of this Agreement and the Merger by the holders of a majority of the votes cast by the holders of shares of Company Common Stock at the Shareholder Meeting, with each share of Company Common Stock entitled to one vote per share (the "Company Shareholder Approval"). The affirmative vote of the holders of any capital stock or other securities (or any separate class thereof) of the Company or any of its subsidiaries, or any of them, is not necessary to consummate the Offer or any transaction contemplated by this Agreement other than as set forth in the preceding sentence. Notwithstanding the foregoing, if Purchaser shall acquire 80% or more of the then outstanding shares of Company Common Stock, the Purchaser may without a meeting of the shareholders of the Company and otherwise in accordance with Section 1924(b)(1) of the PBCL (including, without limitation, adoption by the board of directors of Purchaser of a short-form plan of merger in accordance with the PBCL and consistent with the terms of the Merger) effect the Merger.

     Section 3.4. Absence of Certain Changes. Except as set forth in Section 3.4 of the Company Disclosure Schedule, since December 31, 2002, the Company and its subsidiaries have conducted their business only in the ordinary course, and during such period there has not been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company, and the Company and its subsidiaries are not aware of any event, change, effect or development which may reasonably be expected to occur or exist that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as specifically disclosed in the Company's filings and reports (including proxy statements) under the Exchange Act filed since December 31, 2002 and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or as set forth in Section 3.4 of the Company Disclosure Schedule, since December 31, 2002 there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any capital stock of the Company; (b) any entry into any agreement, commitment or transaction by the Company or any of its subsidiaries which is material to the Company and its subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business, consistent with prior practice; (c) any split, combination or reclassification of the Company's capital stock or of any other equity interests in the Company, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or of any other equity interests in the Company;
(d)(i) any granting by the Company or any of its subsidiaries to any officer, director or key employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (ii) any granting by the Company or any of its subsidiaries to any such officer, director or key employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (iii) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer, director or key employee; (e) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or could reasonably be expected to have a Material

Adverse Effect on the Company; (f) any change in accounting methods, principles or practices by the Company or any subsidiary materially affecting the consolidated assets, liabilities, results of operations or business of the Company or its subsidiaries, except insofar as may have been required by a change in generally accepted accounting principles; or (g) any making or revocation of any material Tax election (except in a manner consistent with past practice), any change of a method of accounting for Tax purposes, or any settlement or compromise of any material Tax liability with any Governmental Entity or any agreement to an extension of a statute of limitations.

     Section 3.5. Reports. (a) Since January 1, 2000, the Company has timely filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder (collectively, the "Company SEC Documents"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules promulgated thereunder. The Company has delivered or made available copies of all such forms, reports or documents to Parent, except to the extent they are available via the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. None of such forms, reports or documents at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document filed and publicly available prior to the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (including the notes thereto) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, the furnishing of any certification under the Sarbanes-Oxley Act of 2002), have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with generally accepted accounting principles the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (and include, in the case of any unaudited interim financial statements, reasonable accruals for normal year-end adjustments). No subsidiaries of the Company are required to file periodic reports with the SEC under the Exchange Act.

               (b) Since January 1, 2000, the Company and its subsidiaries have filed all reports required to be filed with any Governmental Entity other than the SEC, including state securities administrators, except where the failure to file any such reports of the Company and its subsidiaries, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. Such reports of the Company and its subsidiaries, including all those filed after the date of this Agreement and prior to the Effective Time, were prepared in all material respects in accordance with the requirements of applicable law.

     Section 3.6. Proxy Statement. If a Proxy Statement is required for the consummation of the Merger under applicable law, the Proxy Statement will comply in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by or on behalf of Parent or any affiliate of Parent specifically for inclusion in the Proxy Statement. None of the information supplied by the Company specifically for inclusion in the Proxy Statement shall, at the time the Proxy Statement is mailed or at the time of the Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided however that the Company makes no representation or warranty as to any of the information relating to and supplied by or on behalf of Parent and Purchaser specifically for inclusion in the Proxy Statement. The letter to shareholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to shareholders in connection with the Merger, or any schedule required to be filed by the Company with the SEC in connection therewith, together with any amendments or supplements thereto, are collectively referred to herein as the "Proxy Statement." If, at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors is discovered by the Company that should be set forth in a supplement to the Proxy Statement, the Company will promptly inform Parent and Purchaser and prepare, file and disseminate such supplement as may be required by applicable law.

     Section 3.7. Consents and Approvals; No Violation. Subject to obtaining the Company Shareholder Approval (if required under the PBCL) and the taking of the actions described in the immediately succeeding sentence, except as set forth in
Section 3.7 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement, the Tender and Option Agreement and the Top-up Option Agreement do not, and the consummation of the Transactions (including the changes in ownership of shares of Company Common Stock or the composition of the Board of Directors of the Company) and compliance with the provisions of this Agreement, the Tender and Option Agreement and the Top-up Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any of its subsidiaries under, or result in the termination of, or require that any consent be obtained or any notice be given with respect to, (i) the Articles of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, license or other agreement, instrument, Contract or Permit applicable to the Company or any of its subsidiaries or their respective properties or assets,
(iii) any judgment, order, writ, injunction or decree, or material law, statute, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets or (iv) material license, sublicense, consent or other agreement (whether written or otherwise) pertaining to Intellectual Property (as defined herein) used by the Company in the conduct of its business, and by which the Company licenses or otherwise authorizes a third party to use any Intellectual Property (the "Licenses"), other than, in the case of clauses (ii)and (iv), any such conflicts, violations, defaults, rights, Liens, losses of a material benefit, consents or notices that, individually or in the aggregate, have not and could not reasonably be expected to have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the filing with the SEC of (x) the Schedule 14D-9 and a current report on Form 8-K, as well as an amendment to Form 8-A in reference to the Rights Agreement that was originally filed on September 15, 1998, (y) if required, the Proxy Statement relating to the approval by the Company's shareholders of this Agreement and (z) such reports under Sections 13(a) and 14(f) of the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger pursuant to the PBCL, (iii) as set forth in Section 3.7 of the Company Disclosure Schedule and (iv) such consents, approvals, orders, authorizations, registrations, declarations or filings which, individually or in the aggregate, have not had and could not be reasonably expected to have a Material Adverse Effect on the Company.

     Section 3.8. Brokerage Fees and Commissions. Except for those fees and expenses payable to (i) Houlihan Lokey Howard & Zukin Capital pursuant to that certain letter agreement dated June 27, 2002, as amended by that certain letter agreement dated October 7, 2003, and (ii) B&S in connection with the Fairness Opinion pursuant to that certain letter agreement dated September 10, 2003, no person is entitled to receive any investment banking, brokerage or finder's fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its subsidiaries or by any affiliate of the Company or any of its subsidiaries. A copy of the above agreements and any amendments or supplements thereto have previously been delivered to Parent. The estimated fees and expenses incurred and to be incurred by the Company for counsel, accountants, investment bankers, financial printers, experts and consultants in connection with this Agreement and the Transactions are set forth in Section 3.8 of the Company Disclosure Schedule, such estimated fees and expenses being the most recent such information available to the Company as of the date hereof; provided, however, that the Company makes no representations concerning such information except that the Company has no actual knowledge that such information was not reasonable as of the date stated or as of the date hereof.

     Section 3.9. Schedule 14D-9; Offer Documents. Neither the Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the Transactions, nor any information supplied by the Company in writing for inclusion in the Offer Documents or the Schedule TO shall, at the respective times the Schedule 14D-9, any such other filings by the Company, the Schedule TO, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and any other document required to be filed by the Company with the SEC in connection with the Transactions will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference therein.

     Section 3.10. Litigation. Except as disclosed in Section 3.10 of the Company Disclosure Schedule, there is no claim, suit, action or proceeding (including arbitration proceedings) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, individually or in the aggregate, has since December 31, 2002 had or could reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which, individually or in the aggregate, has since December 31, 2002 had or could reasonably be expected to have a Material Adverse Effect on the Company. The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all claims, suits, actions, proceedings, judgments, decrees, injunctions, rules or orders pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries through the date of such financial statements.

     Section 3.11. Absence of Changes in Benefit Plans. Except as disclosed in
Section 3.11 of the Company Disclosure Schedule, or as contemplated in Section
2.10 and Section 6.8 of this Agreement or as required by applicable law, since January 1, 2002, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or for which the Company or any of its subsidiaries is liable. Except as filed or incorporated by reference as an exhibit to the Company Form 10-K or disclosed in Section 3.11 of the Company Disclosure Schedule, there exist no employment, compensation, loan, consulting, severance, termination or indemnification agreements, arrangements or understandings between either of the Company or any of its subsidiaries and any current or former officer or director of either of the Company or any of its subsidiaries or for which either of the Company or any of its subsidiaries is liable.

     Section 3.12. ERISA Compliance. (a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") including without limitation, all "multiemployer pension plans" as defined in Section 3(37) of ERISA), employment contracts, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, including, but not limited to, those providing medical, dental, vision, disability, life insurance and vacation benefits (other than those required to be maintained by law), whether written or unwritten, qualified or unqualified, funded or unfunded, foreign or domestic currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under
Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (each an "ERISA Affiliate") for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries has any liability (collectively, the "Benefit Plans"). Except as disclosed on Section 3.12(a) of the Company Disclosure Schedule, as applicable with respect to each Benefit Plan, the Company has delivered or made available to Purchaser, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service ("IRS"), (v) the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, (vi) the three most recent summary annual reports, financial statements and trustee reports, and
(vii) all records, notices and filings concerning IRS or Department of Labor audits or investigations, "prohibited transactions" within the meaning of
Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of Section 4043 of ERISA.

               (b) No event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate could reasonably be expected to be subject to any liability under the terms of any Benefit Plan, under ERISA, or, with respect to any Benefit Plan, under the Code or any other applicable law, rule or regulation, domestic or foreign, other than any condition or set of circumstances that, individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Benefit Plans has been administered in material compliance with its terms and all applicable laws. All contributions that are required to be made by the Company or any ERISA Affiliate to any Benefit Plan have been made. The Company's only ERISA Affiliates currently, and during any period for which any relevant statute of limitations remains open are, and have been, the subsidiaries listed on Section 3.1(b) of the Company Disclosure Schedule.

               (c) The Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code, other than those plans that are multiemployer plans (each a "Pension Plan") now meet, and at all times since their inception have met the requirements for such qualification in all material respects, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code. All Pension Plans have received determination letters from the IRS or utilize a prototype plan document for which an IRS opinion is available to the effect that such Pension Plans are qualified in form and the related trusts are exempt from federal income taxes and no determination letter with respect to any Pension Plan has been revoked nor, to the knowledge of the Company is there any reason for such revocation, nor has any Pension Plan been amended, or failed to be amended, since the date of its most recent determination letter in any respect which would adversely affect its qualification. The Company has furnished or made available to Parent the three most recent actuarial reports with respect to each Benefit Plan, other than a multiemployer plan, that is a defined benefit pension plan, as defined by Section 3(35) of ERISA. The information supplied to the actuary by the Company and its ERISA Affiliates for use in preparing those reports was complete and accurate in all material respects. The conclusions expressed in those reports are complete and correct in all material respects. No event has occurred since the date of the most recent such actuarial report that had, or is reasonably likely to have, a materially adverse effect on the ratio of plan assets to the actuarial present value of plan obligations for accumulated benefits shown in such report.

               (d) Section 3.12(d) of the Company Disclosure Schedule lists: (1) the excess of the liabilities, determined using the accumulated benefit obligation methodology of Statement of Financial Accounting Standards No. 87, of any Benefit Plan subject to Title IV of ERISA, other than any Benefit Plan that is a multiemployer plan, over the fair market value of such Benefit Plan's assets (2) the amount of any unfunded deferred compensation and (3) the actuarially determined present value of any obligation to provide retiree medical or life insurance benefits determined in accordance with Statement of Financial Accounting Standard No. 106. For the purposes of this Section 3.12(d) unfunded liabilities and projected costs have been determined by the Company and its actuaries using actuarial methods and assumptions that are, singly and in the aggregate, reasonable taking into account circumstances known to them on the date of this Agreement, and, except as adjusted to satisfy the requirements that such assumptions be reasonable, consistent with prior practice.

               (e) Multiemployer Plans.

                    (i) Section 3.12(e)(i) of the Company Disclosure Schedule lists each Benefit Plan that is a multiemployer pension plan.

                    (ii) All required contributions, withdrawal liability payments or other payments of any type that the Company or any ERISA Affiliate have been obligated to make to any multiemployer pension plan have been duly and timely made. Any withdrawal liability incurred with respect to any multiemployer pension plan has been fully paid as of the date hereof.

                    (iii) Neither the Company nor any ERISA Affiliate has undertaken any course of action that could reasonably be expected to lead to a complete or partial withdrawal from any multiemployer pension plan.

                    (iv) Neither the Company nor any ERISA Affiliate is subject to any liability, contingent or accrued, arising out of a transaction described in Section 4204 of ERISA.

                    (v) Set forth next to each multiemployer pension plan listed on Section 3.12(e)(i) of the Company Disclosure Schedule, is the estimated amount of the withdrawal liability that would be incurred by the Company or any ERISA Affiliate with respect to such plan, under Section 4201 of ERISA, if the Company or any ERISA Affiliate were to completely withdraw from such multiemployer pension plan, such estimated amount being the most recent such information available to the Company with respect to each such plan; provided, however, that the Company makes no representations concerning such information except that the Company has no reason to believe that such information was not valid as of the date stated.

               (f) Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the Transactions will not (i) require the Company, any ERISA Affiliate or any of the Company's subsidiaries to pay greater compensation or make a larger contribution to, or pay greater benefits or accelerate payment or vesting of a benefit under, any Benefit Plan or any other program, agreement, policy or arrangement or (ii) create or give rise to any additional vested rights or service credits under any Benefit Plan or any other program, agreement, policy or arrangement.

               (g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate nor any of the Company's subsidiaries is a party to or is bound by any severance agreement, program or policy.

               (h) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of employment or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Neither the Company nor any ERISA Affiliate or any of the Company's subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life, medical, dental or disability benefits for any period of time beyond retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

               (i) With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), other than any such Benefit Plan that is a multiemployer plan, and except as set forth in Section 3.12(i) of the Company Disclosure Schedule, (i) no such Benefit Plan is funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code,
(ii) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(l) of the Code, complies, and has complied for each taxable year of the Company or any relevant ERISA Affiliate for which the statute of limitations on assessment of taxes remains open, in all material respects with the applicable requirements of Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any ERISA Affiliate or any of the Company's subsidiaries on or at any time after the consummation of the Offer and (iv) the Company, each ERISA Affiliate and each such Benefit Plan that is a covered entity as that term is defined in regulations issued under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") are in compliance, in all material respects, with the applicable requirements of the privacy regulations issued under HIPAA.

               (j) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, there is no material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by the Company, or any ERISA Affiliate which is for the benefit of any employee of the Company or any ERISA Affiliate, including any such plan required to be maintained or contributed to by the law of the relevant jurisdiction, maintained outside the jurisdiction of the United States.

               (k) The Company and its subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder (the "WARN Act") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. Section 3.12(k) of the Company Disclosure Schedule lists (i) all the employees terminated or laid off by the Company and its subsidiaries during the 90 days prior to the date hereof and (ii) all the employees of the Company or its subsidiaries who have experienced a reduction in hours of work of more than 50% (other than voluntary reductions in hours per week) during any month during the 90 days prior to the date hereof and describes all notices given by the Company and its subsidiaries in connection with the WARN Act. The Company will not be deemed to be in breach of this Agreement as a result of any WARN Act liability due to actions taken by the Purchaser or actions that Purchaser causes the Company to take after the Share Acquisition Date.

     Section 3.13. Taxes. Except to the extent the failure of any of the following has not had and could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company:

               (a) (i) All federal income and other Tax Returns (as defined herein) that are required to be filed by or with respect to the Company or any of its subsidiaries have been timely filed (taking into account any extensions of time to file obtained before the date hereof), and all such Tax Returns are true, complete and accurate and correctly reflect the income, or other measure of Tax (as defined herein), required to be shown thereon, (ii) except as disclosed in Section 3.13(a)(ii) of the Company Disclosure Schedule, all Taxes that are due have been paid in full (or adequate provision for the payment thereof has been made), other than those being contested in good faith, and
(iii) the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes of the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

               (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, to the knowledge of the Company, no Tax Return of the Company or any of its subsidiaries is under audit or examination by any Governmental Entity, and no written notice of such an audit or examination has been received by the Company or a subsidiary.

               (c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any Tax due.

               (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, there is no issue raised or claim against the Company or any of its subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return and no issues relating to Taxes were raised in writing by a Governmental Entity in a completed audit or examination that can reasonably be expected to recur in a later taxable period.

               (e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, none of the Company and its subsidiaries, has been a member of an affiliated group filing a consolidated federal income Tax Return other than the affiliated group of which the Company is the common parent corporation.

               (f) There are no Liens for Taxes on the assets of the Company or any of its subsidiaries except for Liens for Taxes not yet due and payable.

               (g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is bound by any tax sharing, tax indemnity or similar agreement with respect to Taxes.

               (h) Except as set forth in Section 3.13 (h) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has (a) been the subject of a Tax ruling that would have continuing effect after the Effective Time, (b) been the subject of a closing agreement with any Governmental Entity that would have continuing effect after the Effective Time, or (c) granted a power of attorney with respect to any Tax matter that would have continuing effect after the Effective Time.

          As used herein, "Tax Returns" shall mean all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the Company or any of its subsidiaries, and "Taxes" shall mean (i) all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, value-added taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any statute, law, rule or regulation, and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof; (ii) liability of the Company or any subsidiary for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period and (iii) liability of the Company or any subsidiary for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

     Section 3.14. No Excess Parachute Payments; Termination Payments; Section 162(m) of the Code. Except as set forth in Section 3.14 of the Company Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of either of the Company or any of their affiliates who is a "disqualified individual" (as is defined in Treasury Regulation Section 1.280G-1) under any employment, severance, change of control or termination agreement, other compensation arrangement or Benefit Plan would not be characterized as an "excess parachute payment" (as is defined in Section 280G(b)(1) of the Code). Except as set forth in Section 3.14 of the Company Disclosure Schedule, there are no payments that the Company or any of its subsidiaries, or the Surviving Corporation is or would be required to make to any of the Company's current or former employees or to any third party which payment is contingent upon a change of control of the Company or any of its subsidiaries or payable as a result of the Transactions, including, without limitation, the termination of any of the Company's or any of its subsidiaries' employees after the Effective Time. The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its subsidiaries under any commitment, program, arrangement or understanding.

     Section 3.15. Compliance with Applicable Laws; Environmental. Except for any of the following which, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company or which are otherwise specifically disclosed in the Filed Company SEC Documents or set forth on Section 3.15 of the Company Disclosure Schedule:

               (a) The Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit. Each of the Company and its subsidiaries is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity.

               (b) Each of the Company and its subsidiaries and their respective properties, assets, businesses and operations is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company and their respective properties, assets, businesses and operations, was, in compliance with all applicable Environmental Laws and Environmental Permits. The term "Environmental Laws" means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization relating to the generation, treatment, storage, recycling, disposal, use, handling, manufacturing, transportation, shipment, emission, discharge, release or threatened release of Hazardous Material (as defined herein) into the environment, buildings, facilities or structures, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, surface water, groundwater, publicly owned treatment works, septic systems or land, including without limitation, the following statutes, their implementing regulations and any state corollaries: the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Clean Air Act, 42 U.S.C. Section 7401 et seq. The term "Environmental Permit" means any permit, license, approval or other authorization issued under any Environmental Law.

               (c) There have been no releases (as defined herein) of Hazardous Material in, on, under, or from any currently or previously owned or operated properties or in connection with the operation of the Company which has contaminated such properties or any surrounding site or any off-site location (excluding any Releases by persons other than the Company or any of its past or present affiliates at previously owned or operated properties for which the Company does not have knowledge). "Hazardous Materials" means (l) hazardous materials, pollutants or contaminants, medical, hazardous or infectious wastes, hazardous waste constituents, hazardous chemicals, hazardous or toxic pollutants, and hazardous or toxic substances as those terms are defined in or regulated by any Environmental Law, (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) radioactive materials including, without limitation, source byproduct or special nuclear materials, (5) pesticides and (6) asbestos and asbestos-containing materials. "Releases" means spills, leaks, discharges, disposal, pumping, pouring, emissions, injection, emptying, leaching, dumping or allowing to escape.

               (d) The Company and its subsidiaries and their respective properties, assets, businesses and operations are not subject to any Environmental Claims (direct or contingent) or Environmental Liabilities (as such terms are defined herein) arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof or for which the Company and its subsidiaries are responsible, including without limitation, any such Environmental Claims or Environmental Liabilities arising from or based upon the ownership or operation of assets, businesses or properties of the Company or any subsidiary or, to the Company's knowledge, their respective predecessors, and (ii) neither the Company nor any of its subsidiaries has received any notice of any violation of any Environmental Law or Environmental Permit or any Environmental Claim in connection with their respective assets, properties, businesses or operations.

               (e) The Company has provided or made available to Purchaser and has disclosed on Section 3.15(e) of the Company Disclosure Schedule all material environmental assessment reports prepared by, on behalf of or, to the extent in the Company's or any subsidiary's possession or control, relating to the Company or any subsidiary regarding the environmental condition of the Company's properties or the compliance with applicable Environmental Laws by the Company or any subsidiary.

               (f) The term "Environmental Claim" means any third party (including governmental agencies, regulatory agencies, employees or other private parties) action, lawsuit, claim, investigation or proceeding (including claims or proceedings under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability under Environmental Laws or common law relating to the exposure to the release of Hazardous Materials, or for (i) noise; (ii) pollution or contamination of the air, surface water, ground water, land or structure; (iii) the generation, handling, treatment, storage, disposal or transportation of Hazardous Materials, including wastes; (iv) exposure to Hazardous Materials; (v) the safety or health of employees; or (vi) the manufacture, processing, distribution in commerce, use, or storage of Hazardous Materials. An "Environmental Claim" includes, but is not limited, to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit of the Company or any of its subsidiaries. The term "Environmental Liabilities" includes all costs arising from any Environmental Claim or violation or alleged violation or circumstance or condition which would give rise to a violation or liability under any Environmental Permit or Environmental Law under any recognized theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, including reasonable attorney's fees and court costs.

     Section 3.16. State Takeover Statutes. The Company has taken all action necessary (except for the notice filing required to be filed by Purchaser with the Pennsylvania Securities Commission under Section 8(a) of the Pennsylvania Takeover Disclosure Law (the "Notice Filing)) to render the provisions of any anti-takeover statute, rule or regulation that may be applicable to the Transactions under Pennsylvania law (including Sections 2538 through 2588, inclusive, of the PBCL) inapplicable to Parent, Purchaser and their respective affiliates, and to the Offer, the Merger and the Tender and Option Agreement, the Top-up Option Agreement and this Agreement and the other Transactions. The Board of Directors of the Company has approved the Merger, the Tender and Option Agreement, the Top-up Option Agreement and this Agreement and the other Transactions. Except for the requirement to make the Notice Filing, no Pennsylvania anti-takeover statute, rule or regulation (other than Sections 1921 through 1930 of the PBCL and provisions of the PBCL generally applicable to the powers of a corporation and the duties and powers of its board of directors in a takeover context, including Sections 1502(a)(18), 1525(b), 1715 and 2513) is applicable to the Transactions, including the Merger. To the Company's knowledge, no other "fair price," "moratorium," "control share acquisition," "business combination," or other state takeover statute or similar statute or regulation applies or purports to apply to the Company, Parent, Purchaser, affiliates of Parent or Purchaser, the Offer, the Merger, the Tender and Option Agreement, the Top-up Option Agreement, this Agreement, or any of the other Transactions based upon the Company's operations. As a result of the foregoing actions, the only corporate action required to authorize the Merger is the Company Shareholder Approval and no further action is required to authorize the other Transactions.

     Section 3.17. Contracts. Section 3.17 to the Company Disclosure Schedule lists, under the relevant heading, all oral or written contracts, agreements, arrangements, guarantees, licenses, leases and executory commitments (each a "Contract"), other than Benefit Plans and agreements disclosed on Section 3.11 to the Company Disclosure Schedule or filed with the SEC and currently publicly available via EDGAR, that exist as of the date hereof to which the Company or any of its subsidiaries is a party or by which it is bound and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of the Company's and its subsidiaries' businesses other than those that individually or in the aggregate are not material to the business of the Company and its subsidiaries, taken as a whole, (b) joint venture and partnership agreements, (c) Contracts containing covenants purporting to limit the freedom of the Company or any of its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which after the consummation of any of the Transactions would have the effect of limiting the freedom of Parent or any of its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which contain minimum purchase conditions in excess of $25,000 and which cannot be canceled by the Company without penalty or further payment and with less than 90 days notice, or requirements or other terms that restrict or limit the purchasing or distribution relationships of the Company or its affiliates (including after consummation of any of the Transactions), Parent or any of its affiliates, or any customer, licensee or lessee thereof, (f) Contracts relating to any outstanding commitment for capital expenditures in excess of $25,000, (g) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money, letters of credit or other agreements or instruments of the Company or its subsidiaries or commitments for the borrowing or the lending by the Company or any of its subsidiaries of amounts in excess of $25,000 in the aggregate or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company or any of its subsidiaries with an aggregate value in excess of $25,000,
(h) Contracts providing for "earn-outs" or other contingent payments by the Company or any of it subsidiaries involving more than $25,000 per contract over the terms of all such Contracts, (i) Contracts associated with off balance sheet financing in excess of $25,000 in the aggregate, including but not limited to arrangements for the sale of receivables, (j) Licenses, (k) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements where the consideration in any individual transaction exceeds $25,000 since January 1, 2001, (l) material Contracts with respect to which a change in the ownership (whether directly or indirectly) of shares of Company Common Stock or the composition of the Board of Directors of the Company may result in a violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of benefits under such Contract or (m) any other agreement involving goods, services, payments or liabilities in excess of $50,000. All Contracts to which the Company or any subsidiary is a party or by which it is bound are valid and binding obligations of the Company or such subsidiary and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except such violations or defaults under or terminations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Set forth in Section 3.17(n) to the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company for its directors' and officers' liability insurance. The Company has delivered or made available to Parent true and correct copies of the Contracts and Licenses set forth on Section 3.17(o) to the Company Disclosure Schedule and the waivers and consents thereto as are necessary to provide that the consummation of the transactions contemplated by this Agreement will not have any affect on the Company's rights or obligations under such Contracts or Licenses or conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any subsidiaries under, or result in the termination of such Contracts or Licenses.

     Section 3.18. Labor Matters. Except to the extent set forth in Section 3.18 of the Company Disclosure Schedule, (a) no employee of the Company or any of its subsidiaries is represented by any union or other labor organization; (b) the Company and all of its subsidiaries are in material compliance with applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; (c) there is no unfair labor practice complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened by or before the National Labor Relations Board or any other Governmental Entity; (d) there are no labor strikes, disputes, slowdowns, representation campaigns or work stoppages pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; (e) no grievances or arbitration proceedings arising out of or under collective bargaining agreements are pending and no claims therefor have been asserted against the Company or its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; and (f) neither the Company nor any of its subsidiaries has experienced any material work stoppage since

January 1, 2001. The Company and its subsidiaries are in material compliance with all applicable federal, state, local or foreign labor laws, rules and regulations.

     Section 3.19. Title to Properties. (a) The Company and its subsidiaries have good, valid and marketable title to, or valid leasehold interests in, all their material tangible properties (including real property) and assets except for such as are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with their ability to conduct their respective businesses as currently conducted or are otherwise set forth on Section 3.19 of the Company Disclosure Schedule. All such material properties and assets, other than properties and assets in which the Company or any of its subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, individually or in the aggregate, do not and will not materially interfere with the ability of the Company and its subsidiaries to conduct their respective businesses substantially as currently conducted.

               (b) Section 3.19(b) of the Company Disclosure Schedule sets forth the addresses of (i) the real property currently owned by the Company or its subsidiaries (the "Owned Real Property") and (ii) any real property formerly owned or leased by the Company or its subsidiaries since the later of (x) 10 years prior to the date of this Agreement and (y) in the case of Copper Craft, Inc. and Walker Metal Products, Inc., the date of their respective acquisitions. The Company is in actual possession of the Owned Real Property. The Company has delivered to Parent complete and correct copies of all existing title insurance policies held by the Company, and all surveys possessed by the Company with respect to the Owned Real Property (and, to the knowledge of the Company, such surveys are accurate in all material respects and no material changes or improvements have been made to such properties which would be reflected in an updated new survey). Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, and to the knowledge of the Company, no portion of any of the improvements erected on the Owned Real Property encroaches on adjoining property or public streets in any material respect and no portion of any of the Owned Real Property is, or has been subjected to an ad valorem tax valuation such that a change in ownership or use (whether now existing or in the future) has caused or will cause material additional ad valorem taxes to be imposed upon the Owned Real Property. The water, gas, electricity and other utilities serving each of the Owned Real Property is adequate to service the normal operation of each of the Owned Real Property in all material respects.

               (c) Section 3.19(c) of the Company Disclosure Schedule is an accurate and complete list of all leases or rights of occupancy pursuant to which the Company or any of its subsidiaries leases or subleases any real property or interest therein (collectively, the "Real Property Leases"). Except as set forth in Section 3.19(c) of the Company Disclosure Schedule, the Company or one of its subsidiaries is the lessee under all Real Property Leases, and no party other than the Company or one of its subsidiaries has any right to possession, occupancy or use of any of the properties demised under the Real Property Leases. A true and correct copy of each Real Property Lease has been delivered to Buyer, together with all amendments and modifications thereto, and all subordination, non-disturbance and/or attornment agreements related thereto, and no changes have been made thereto since the date of delivery except as disclosed in Section 3.19(c) of the Company Disclosure Schedule. Each Real Property Lease to which the Company or any subsidiary is a party or by which it is bound is a valid and binding obligation of the Company or such subsidiary and, to the knowledge of the Company, the valid and binding obligation of each other party thereto. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in material violation of or in material default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a material default under or permit the termination of, any such Real Property Lease.

               (d) The Company or one of its subsidiaries is in actual possession of the properties demised under the Real Property Leases. The Company or one of its subsidiaries has good, valid and indefeasible title to all the leasehold estates conveyed under the Real Property Leases free and clear of all Liens except for Liens that, individually or in the aggregate, do not and will not materially interfere with the ability of the Company and its subsidiaries to conduct their respective businesses substantially as currently conducted. Except as set forth in Section 3.19(d) of the Company Disclosure Schedule, the basic rent and all additional rent payable under the Real Property Leases have been paid to date and not more than one (1) month in advance. The total basic rent and all additional rent paid by the Company and its subsidiaries under the Real Property Leases was $748,000 in fiscal year 2002. All work required to be performed under the Real Property Leases by the landlords thereunder or by the Company or any of its subsidiaries has been performed, except where the failure to so perform could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the extent that the Company or any of its subsidiaries is responsible for payment of such work, has been fully paid for, whether directly to the contractor performing such work or to such landlord as reimbursement therefor, except for items which the Company or any of its Subsidiaries is disputing in good faith (which items are set forth in Section 3.19(d) of the Company Disclosure Schedule). There have been no casualties which could result in the termination of any Real Property Lease or the application of any buy-out provisions contained in any Real Property Lease relative to damage by casualty.

     Section 3.20. Undisclosed Liabilities; Indebtedness.

               (a) Except as and to the extent specifically disclosed in the Filed Company SEC Documents or accrued on the June 30, 2003 balance sheet included in the Filed Company SEC Documents, or as set forth in Section 3.20(a) of the Company Disclosure Schedule, and except for liabilities incurred in the ordinary course of business consistent with prior practice and otherwise not in contravention of this Agreement, neither the Company nor any of its subsidiaries have any liabilities or obligations of any nature (whether absolute, contingent or otherwise, and whether or not required to be reflected or reserved against in a consolidated balance sheet of the Company and its subsidiaries prepared in accordance with United States generally accepted accounting principles) that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

               (b) Except as and to the extent specifically disclosed on Section 3.20(b) of the Company Disclosure Schedule (indicating the dollar amount of Indebtedness outstanding, the person or entity to whom such Indebtedness is owed and the agreement under which such Indebtedness was incurred), as of the date hereof neither the Company nor any of its subsidiaries have incurred or have outstanding any Indebtedness. For purposes of this

Agreement, "Indebtedness" shall mean (i) any indebtedness for borrowed money,
(ii) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of the Company as lessee or lessees under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases and (v) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities. As of the date hereof, the Company and its subsidiaries have at least $2,000,000 of borrowing availability under the Company's existing revolving credit facility disclosed on Section 3.17 of the Company Disclosure Schedule.

     Section 3.21. Opinion of Company Financial Advisor. The Company has received the opinion of B&S, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, a signed copy of which opinion has been delivered to Parent, and such opinion has not been amended, modified or revoked in a manner adverse to Parent or Purchaser. The Company has been authorized by B&S to permit the inclusion of such fairness opinion (and, subject to prior review and consent by B&S, a reference thereto) in the Offer Documents and in Schedule 14D-9 and the Proxy Statement.

     Section 3.22. Intellectual Property.

               (a) Except to the extent the failure of any of the following would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

                    (i) Except as disclosed in Section 3.22(a)(i) of the Company Disclosure Schedule, the Company and each of its subsidiaries owns free and clear of any Liens, claims, or similar encumbrances, and has the right to bring actions for the infringement, dilution, misappropriation or other violation of, and/or is licensed to use all patents and patent applications, trademarks, service marks, trade names, and registrations and applications for registration of industrial designs, copyrights, mask works, trademarks, service marks, trade names, trade dress, and all domain names, technology, inventions, know-how, trade secrets, product designs, services procedures, processes and all agreements and other rights with respect to intellectual property and computer programs (collectively, "Intellectual Property") used in or necessary for the conduct of the Company's and its subsidiaries' businesses as currently conducted.

                    (ii) To the extent that any works of authorship, materials, products, technology or software have been developed or created independently or jointly by any person other than the Company or its subsidiaries for which the Company or any of its subsidiaries has, directly or indirectly, paid, the Company or such subsidiary has a written agreement with such person with respect thereto, and the Company or such subsidiary thereby has obtained ownership of, and is the exclusive owner of, all Intellectual Property therein or thereto by operation of law or by valid assignment. In each case in which either the Company or any of its subsidiaries has acquired any Intellectual Property from any person, the Company or such subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to the Company or such subsidiary.

                    (iii) All of the patents, industrial design registrations, trademark and service mark registrations, copyright registrations, mask work registrations and domain name registrations, and all applications for such registrations, owned by the Company or any of its subsidiaries are, and, to the knowledge of the Company, those licensed to the Company or any of its subsidiaries are, valid and in full force and effect, are (in the case of those owned by the Company or any of its subsidiaries) held of record in the name of the Company or such subsidiary, are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity, and all necessary registration, maintenance and renewal fees in connection with such patents and registrations have been paid and all necessary documents and certificates in connection with such patents and registrations have been filed with the relevant patent, copyright, trademark or other authorities in the United States for the purposes of maintaining such patents and registrations. Since January 1, 2002, the Company and its subsidiaries have had sales outside the United States not exceeding $500,000 in the aggregate.

                    (iv) To the knowledge of the Company, except as disclosed in
Section 3.22(a)(iv) of the Company Disclosure Schedule, the use of such Intellectual Property by the Company and its subsidiaries in the conduct of their business as currently conducted does not infringe on the rights of any party.

                    (v) Except as disclosed in Section 3.22(a)(v) of the Company Disclosure Schedule, and to the knowledge of the Company, no person is infringing on any right of the Company or any of its subsidiaries with respect to such Intellectual Property.

                    (vi) The Company and its subsidiaries are not, and the consummation of the Transactions will not cause them to be, in breach or violation of any agreement relating to the use of any of its Intellectual Property, and they have not received any notification, written or oral, from any third party that there is any such violation, breach, or inability to perform under any such agreement.

                    (vii) There are no agreements, written or oral, which limit any rights by the Company or any of its subsidiaries to use any of the Intellectual Property owned by any of them in the manner such Intellectual Property is currently used by the Company and its subsidiaries.

                    (viii) To the Company's knowledge, none of the material trade secrets, know-how or other confidential or proprietary information of the Company or any of its subsidiaries has been disclosed to any person unless such disclosure was necessary, and was made pursuant to an appropriate confidentiality agreement.

                    (ix) Except as disclosed in Section 3.22(a)(ix) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has given any indemnification to any third party against infringement of such Intellectual Property rights, and neither the Company nor any of its subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission to any third party with respect to the infringement, dilution, misappropriation or other violation of the Intellectual Property of the Company or any of its subsidiaries or any other third party.

               (b) The Company and each of its affiliates have in fact received or will obtain prior to the expiration date of the Offer an executed employee confidentiality agreement with the employees listed on Section 3.22(b) of the Company Disclosure Schedule that, among other things, obligates such employees to protect the Company's confidential information and the confidential information the Company receives from its customers and vendors.

     Section 3.23. Insurance. The Company or its subsidiaries maintain policies of fire and casualty, liability and other forms of insurance set forth in
Section 3.23 of the Company's Disclosure Schedule (disclosing in reasonable detail for each policy the title and issuer of the policy, the type of policy and risks/losses covered, the persons covered, the coverage limits and deductibles, and the annual premiums). All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

     Section 3.24. Affiliate Transactions. Section 3.24 of the Company Disclosure Schedule sets forth a true and complete list (including names of parties, amounts involved and brief descriptions) of all transactions, agreements, arrangements or understandings (or series thereof), written or oral, between the Company or any of its subsidiaries and any of its or their directors or executive officers (including, in the case of natural persons, any of such persons' relatives or affiliates, but excluding any dealings exclusively among the Company and its subsidiaries) currently existing or effected or entered into since January 1, 2001, other than any such transactions, agreements, arrangements or understandings otherwise specifically disclosed in the Filed Company SEC Documents.

     Section 3.25. Indemnification Claims. Other than as set forth on Section
3.25 of the Company Disclosure Schedule, the Company is not aware of any indemnification, breach of contract or similar claims by or against the Company or any of its subsidiaries which are pending or, to the knowledge of the Company, threatened (or which could be reasonably expected to be made in the future), in each case in excess of $25,000 in amount, with respect to any acquisition or disposition by the Company of any assets or businesses.

     Section 3.26. Absence of Questionable Payments. To the Company's knowledge, neither the Company nor any of its subsidiaries nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of (i) Section 30A of the Exchange Act or (ii) Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. (S)79dd-2), as amended, or (iii) any other applicable foreign, federal or state law. To the Company's knowledge, neither the Company nor any of its subsidiaries nor any current director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures. To the Company's knowledge, the Company and each of its subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

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

     Section 3.27. Products Liability. There are no (a) liabilities, known or unknown, fixed or contingent, with respect to any products of the Company or its subsidiaries that are based on a theory of strict product liability, negligence or other tort theories (as distinct from product warranty claims described in clause (b) below), or (b) liabilities of the Company or its subsidiaries, known or unknown, fixed or contingent, which have been asserted, for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured or sold by the Company or its subsidiaries (other than any claim based on standard warranty obligations made by the Company or its subsidiaries in the ordinary course of the conduct of their business to purchasers of their products), which as to (a) and (b) above, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company. Section 3.27 of the Company Disclosure Schedule contains copies of the Company's and its subsidiaries' standard warranties and return policies. The Company and each of its subsidiaries and predecessors has not and does not produce, market, distribute, sell or otherwise use in the operation of its business any product or component that contains asbestos.

     Section 3.28. Relationship with Customers and Suppliers. There are no suppliers of raw materials to the Company and its subsidiaries for which there are not adequate alternative suppliers of such raw materials on commercially reasonable terms. As of the date of this Agreement, the Company knows of no written or (to the extent known by an officer or director of the Company) oral communication, fact, event or action which exists or has occurred within 12 months prior to the date hereof, which would lead the Company reasonably to believe that (i) any of its customers who accounted for the ten largest dollar volume of purchases from the Company and its subsidiaries for the 12 months ended June 30, 2003 (the "Major Customers") or (ii) any of its suppliers who accounted for the ten largest dollar volume of purchases by the Company and its subsidiaries for the 12 months ended June 30, 2003, will terminate or materially and adversely modify its business relationship with Company or its subsidiaries.

     Section 3.29. Company Rights Agreement. Each right issued under the Company Rights Agreement is represented by the certificate representing the associated shares of Company Common Stock and is not exercisable or transferable apart from the associated shares of Company Common Stock, and the Company has taken all necessary actions so that (a) the Company Rights Agreement will not be applicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and (b)(i) none of Parent, Purchaser or their Affiliates is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (ii) a Distribution Date, a Triggering Event or a Stock Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), by reason of the execution of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      Parent and Purchaser represent and warrant to the Company as follows:

     Section 4.1. Organization and Qualification. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and corporate authority to carry on its business as it is now being conducted. Each of Parent and Purchaser is duly qualified as a foreign corporation or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger. Purchaser is an indirect wholly owned subsidiary of Parent.

     Section 4.2. Authority Relative to this Agreement. Each of Parent and Purchaser has all requisite corporate power and corporate authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by Parent or Purchaser prior to or at the Effective Time, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Parent and Purchaser of this Agreement and each instrument required hereby to be exercised and delivered by Parent or Purchaser prior to or at the Effective Time and the performance of their respective obligations hereunder and thereunder, and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser, and the shareholders of Purchaser and Parent, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, or commence the Offer or to consummate the Transactions (including the Offer) other than filing and recordation of appropriate merger documents as required by the PBCL. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

     Section 4.3. Proxy Statement. None of the information supplied in writing by Parent, Purchaser and their respective affiliates specifically for inclusion in the Proxy Statement, if required, shall, at the time the Proxy Statement is mailed, at the time of the Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Parent and Purchaser make no representation or warranty as to any of the information relating to and supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement. If, at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors is discovered by Parent that should be set forth in a supplement to the Proxy Statement, Parent will promptly inform the Company.

     Section 4.4. Consents and Approvals; No Violation. Subject to the taking of the actions described in the immediately succeeding sentence, the execution and delivery of this Agreement, the Tender and Option Agreement and the Top-up Option Agreement do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Parent under (i) the certificate of incorporation or bylaws of Parent or Purchaser, (ii) any loan or credit agreement, note, bond, indenture, lease or other agreement, instrument or Permit applicable to Parent or Purchaser or their respective properties or assets, or (iii) any judgment, order, writ, injunction or decree, or material law, statute, ordinance, rule or regulation applicable to Parent or Purchaser or their respective properties or assets, other than, in the case of clause (ii), (A) the Company's Second Amended and Restated Credit Agreement, dated as of March 15, 2002, as amended, by and among the Company, its subsidiaries, the lenders party thereto and BNP Paribas as Agent (the "Existing Parent Credit Agreement") and (B) any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) impair in any material respect the ability of Parent and Purchaser to perform their respective obligations under this Agreement or (y) prevent or impede the consummation of any of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person is required by Parent or Purchaser in connection with the execution and delivery of this Agreement or the consummation by Parent or Purchaser, as the case may be, of any of the Transactions, except
(A) pursuant to the Securities Act and the Exchange Act, (B) the filing of the Articles of Merger pursuant to the PBCL, (C) such filings and approvals as may be required under the "blue sky," takeover or securities laws of various states,
(D) the consent of the lenders under the Existing Parent Credit Agreement or (E) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or delay consummation of the Offer or the Merger or would not otherwise prevent Parent from performing its obligations under this Agreement.

     Section 4.5. Schedule TO; Offer Documents. Neither the Schedule TO, the Offer Documents nor any information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9 shall, at the respective times the Schedule 14D-9, the Schedule TO, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule TO and the Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 5.1. Conduct of Business of the Company Pending the Merger. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, it will and will cause each of its subsidiaries to:

               (a) operate its business in the usual and ordinary course consistent with past practices;

               (b) use its commercially reasonable best efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time;

               (c) use its commercially reasonable best efforts to maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and to maintain supplies and inventories in quantities consistent with its customary business practice; and

               (d) use its commercially reasonable best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

     Section 5.2. Prohibited Actions by the Company. Without limiting the generality of Section 5.1, except as set forth in Section 5.2 of the Company Disclosure Schedule, the Company covenants and agrees that, except as expressly contemplated by this Agreement or otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its subsidiaries to do, any of the following:

               (a) (i) increase the compensation (or benefits) payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy or practice of the Company or its subsidiaries as disclosed in Section 3.12 of the Company Disclosure Schedule and in effect on the date of this Agreement) to, or enter into or amend in any material respect any employment or severance agreement with, any employee; (iii) establish, adopt, enter into or amend any collective bargaining agreement or Benefit Plan of the Company or any ERISA Affiliate; or (iv) take any action to accelerate any rights or benefits, or make any determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Benefit Plan of the Company or any ERISA Affiliate;

               (b) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

               (c) redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries (other than (i) any such acquisition by the Company or any of its wholly owned subsidiaries directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary, or
(ii) any acquisition, purchase, forfeiture or retirement of shares of Company Common Stock or the Options occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing Benefit Plan of the Company or any of its subsidiaries, in a manner otherwise consistent with the terms of this Agreement);

               (d) effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests;

               (e) except as contemplated by the Company Rights Agreement and not in violation of this Agreement (including without limitation Sections 3.29 and 5.2(q) hereof), offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any Voting Company Debt or other voting securities of, the Company or any of its subsidiaries, or any "phantom" stock, "phantom" stock rights, SARs or stock-based performance units, other than issuances of shares of Company Common Stock upon the exercise of the Options outstanding at the date of this Agreement in accordance with the terms thereof (as in effect on the date of this Agreement);

               (f) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other person (other than the purchase of inventories and supplies from suppliers or vendors in the ordinary course of business and consistent with past practice and other than asset acquisitions which do not exceed $25,000 in any individual transaction or $50,000 in the aggregate);

               (g) sell, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the properties or assets of the Company or any of its subsidiaries that have a fair market or book value (whichever is greater) of more than $25,000 individually or $50,000 in the aggregate, except for dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business and consistent with past practice;

               (h) propose or adopt any amendments to its articles of incorporation or bylaws or other organizational documents;

               (i) effect any change in any accounting methods, principles or practices in effect as of December 31, 2002 affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in generally accepted accounting principles;

               (j) (i) incur any Indebtedness (other than borrowings for working capital purposes under the Company's existing revolving credit facility disclosed on Section 3.17 of the Company Disclosure Schedule), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

               (k) enter into any Contract described in Section 3.17 other than Contracts with customers and suppliers for goods or services entered into in the ordinary course of business and consistent with past practices that are not expected to result in payments to or liabilities of the Company and its subsidiaries in excess of $100,000 for any single Contract or series of related Contracts which are reasonably expected to be performed within 90 days of entry or as permitted by other subsections of this Section 5.2 ; provided, however, that Parent agrees that it shall not unreasonably withhold or delay its consent to Contracts of the type specified in sub-clause (j) of Section 3.17 to the extent not permitted by the foregoing;

               (l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (but not in excess of the amount so reflected or reserved) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

               (m) take any of the actions set forth in Section 3.4 not otherwise specified herein;

               (n) settle the terms of any material litigation affecting the Company or any of its subsidiaries, including any litigation with shareholders of the Company or involving this Agreement or the Transactions;

               (o) make or revoke any Tax election except in a manner consistent with past practice, change any method of accounting for Tax purposes, settle or compromise any material Tax liability, or agree to an extension of time of a statute of limitations;

               (p) make or agree to make any new capital expenditures other than capital expenditures made in the ordinary course of business and consistent with past practices which individually do not exceed $100,000 and which in the aggregate do not exceed $250,000;

               (q) (i) amend or waive any provisions of the Company Rights Agreement (other than such amendments as are necessary to accommodate this Agreement and the Transactions, but not with respect to any other Acquisition Proposal) or redeem any Rights or (ii) implement or adopt any other so-called "poison pill," shareholder rights plan or other similar plan; provided, however, that the Company may delay the "Distribution Date" (as defined in the Company Rights Agreement) as contemplated by Section 3(a)(ii) of the Company Rights Agreement to a date not later than the date described in Section 3(a)(i) of the Company Rights Plan without the consent of Parent; or

               (r) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty of the Company in this Agreement, the Tender and Option Agreement or the Top-up Option Agreement untrue or incorrect in any material respect or cause any condition set forth in Annex A to occur or any condition in Article VII to be unsatisfied.

                                   ARTICLE VI

                                    COVENANTS

     Section 6.1. No Solicitation.

               (a) From and after the date hereof until the Effective Time or the termination of this Agreement in accordance with Section 8.1, neither the Company nor any of its subsidiaries will directly or indirectly initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making or submission of any Acquisition Proposal (as defined herein) or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or to obtain or induce any person or group to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or group to do or seek any of the foregoing or authorize or permit any of its officers, directors or employees or any of its subsidiaries or affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its subsidiaries to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from, prior to the earlier to occur of acceptance for payment of shares of Company Common Stock pursuant to the Offer or adoption of this Agreement by the requisite vote of the shareholders of the Company, furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited (i.e. not solicited after the date of this Agreement) written, bona fide Acquisition Proposal that the Board of Directors of the Company determines reasonably and in good faith constitutes or presents a reasonable likelihood of resulting in a Superior Proposal (as defined herein), if, and only to the extent that prior to taking such action (other than the negotiation of the confidentiality agreement referred to in the following clause
(y) prior to the disclosure of any Company information) the Company (x) delivers to Parent and Purchaser the notice required pursuant to Section 6.1(c) stating that it is taking such action and (y) receives from such person or group an executed confidentiality agreement that is not, in any material respect, less restrictive as to such person or entity than the Confidentiality Agreement and which, in any event, contains customary confidentiality and standstill restrictions and shall not contain any exclusivity provisions which would prohibit the Company from complying with its obligations under this Section 6.1 or otherwise under this Agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.1 by any officer, director, employee or affiliate of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor, agent or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.1 by the Company.

               (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify in a manner adverse to Parent or Purchaser or fail to make, or propose to withdraw, modify in a manner adverse to Parent or Purchaser or fail to make its approval or recommendation of the Offer or the Merger or of the Tender and Option Agreement, this Agreement and the other Transactions, (ii) except as permitted by Section 6.1(e), approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) take any action not previously taken to render the provisions of any anti-takeover statute, rule or regulation (including Sections 2538 through 2588, inclusive, of the PBCL) inapplicable to any person (other than Parent, Purchaser or their affiliates) or group or to any Acquisition Proposal, or (iv) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal.

               (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) above, the Company shall promptly (and in any event, within one business day) advise Parent orally and in writing of any request for information or the submission or receipt after the date of this Agreement of any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any such request, Acquisition Proposal or inquiry and the Company's response or responses thereto. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. Immediately following the execution of this Agreement, the Company will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

               (d) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the Transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or of any Material Business (as defined herein) or of any subsidiary or subsidiaries responsible for a Material Business in a single transaction or series of related transactions; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of the outstanding shares of any class of equity securities of the Company or its subsidiaries (or in the case of a person or group which beneficially owns more than 20% of the outstanding shares of any class of equity securities of the Company as of the date hereof, would result in such person or group increasing the percentage or number of shares of such class beneficially owned by such person or group) or the filing of a registration statement under the Securities Act in connection therewith; (iv) any acquisition of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or of any agreement to engage in any of the foregoing. "Superior Proposal" means any proposal made by one or more third parties (the "Bidders") to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, all the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and its subsidiaries, for consideration consisting of all cash and for which such Bidders have such consideration immediately available and such proposal is not otherwise subject to a financing condition, which the Board of Directors of the Company determines reasonably and in good faith (after receiving a fairness opinion of B&S or another financial advisor of nationally recognized reputation) to be superior to the holders of Company Common Stock from a financial point of view (taking into account any changes to the terms of this Agreement and the Offer that have been proposed by Parent in response to such proposal) and to be more favorable to the Company and the holders of Company Common Stock (taking into account all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such proposal and the third party making such proposal and the conditions and prospects for completion of such proposal) than the Offer, the Merger and the other Transactions taken as a whole. "Material Business" means any business (or the assets needed to carry out such business) that contributed or represented 20% or more of the net sales, the net income or the assets (including equity securities) of the Company and its subsidiaries taken as a whole.

               (e) Nothing contained in this Section 6.1 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), determines reasonably and in good faith that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duty of the Board of Directors under applicable law; provided that neither the Board of Directors of the Company nor any committee thereof withdraws or modifies, or proposes to withdraw or modify, the approval or recommendation of the Board of Directors of the Company of the Offer or the Merger.

     Section 6.2. Access to Information. Between the date of this Agreement and the Effective Time, subject to applicable law and the Confidentiality and Exclusivity Agreement dated August 4, 2003 (the "Confidentiality Agreement") between Parent and the Company, the

Company shall, and shall cause its subsidiaries to (a) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives reasonable access during normal business hours and at all other reasonable times to the officers and certain employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to their books and records (including all Tax Returns and all books and records related to Taxes and such returns), (b) permit Parent to make such inspections as it may reasonably require (and the Company shall cooperate with Parent in any such inspections, including, without limitation, environmental due diligence), and (c) furnish promptly to Parent and its representatives a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and such other information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including financial, operating and other data and information) in the possession of the Company or the Company's counsel, accountants or other consultants or agents as may be reasonably requested, from time to time, by or on behalf of Parent.

     Section 6.3. Confidentiality Agreement. The parties agree that the provisions of the Confidentiality Agreement shall remain binding and in full force and effect in accordance with its terms, except that the ninth (9th) paragraph thereof (regarding non-solicitation) is superseded by Section 6.1 of this Agreement. The parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement until the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect. Notwithstanding anything herein (or in the Confidentiality Agreement) to the contrary, any party subject to confidentiality obligations hereunder or under any related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information, including without limitation (a) the identities of participants or potential participants in this transaction, (b) the existence or status of any negotiations, or (c) or any other term or detail, or portion of any documents or other materials, not related to the tax treatment or tax structure of the potential transaction.

     Section 6.4. Commercially Reasonable Best Efforts. (a) Subject to the terms and conditions herein (including Section 6.1), each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as reasonably practicable the Transactions. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Top-up Option Agreement and the Tender and Option Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Such commercially reasonable best efforts shall apply to, without limitation, (i) the obtaining of all necessary consents, approvals or waivers from third parties and Governmental Entities necessary to the consummation of the Transactions and (ii) opposing vigorously any litigation or administrative proceeding relating to this Agreement and the Tender and Option Agreement or the transactions contemplated hereby and thereby, including, without limitation, promptly appealing any adverse court or agency order. Notwithstanding the foregoing or any other provisions contained in this Agreement or the Tender and Option Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation of any kind to (i) enter into any negotiations or to otherwise agree with or litigate against any Governmental Entity, including but not limited to any governmental or regulatory authority with jurisdiction over the enforcement of any applicable federal, state, local and foreign antitrust, competition or other similar laws, or (ii) otherwise agree with any Governmental Entity or any other party to sell or otherwise dispose of, agree to any limitations on the ownership or control of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, its subsidiaries, Parent or any of Parent's affiliates. Parent and the Company acknowledge and agree that the failure to obtain any consents under any of the agreements listed in Section 3.7 of the Company Disclosure Schedule shall not result in the failure to satisfy the condition set forth in clause (j) of Annex A, except to the extent such agreements are marked with an asterisk (*) on
Section 3.7 of the Company Disclosure Schedule.

               (b) The Company shall give and make all required and material notices and reports to the appropriate persons with respect to the Permits and Environmental Permits that may be necessary for the sale and purchase of the business and the ownership, operation and use of the assets of Surviving Corporation by Parent and Purchaser after the Effective Time. Subject to the other terms of this Agreement, each of the Company, Parent and Purchaser shall cooperate and use their respective commercially reasonable best efforts to make all filings, to obtain all actions or nonactions, waivers, Permits and orders of Governmental Entities necessary to consummate the Transactions and to take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

               (c) The Company and its Board of Directors shall (i) ensure that no state takeover statute or similar statute, rule or regulation (including Sections 2538 through 2588, inclusive, of the PBCL) is or becomes applicable to the Offer, the Merger, this Agreement, the Tender and Option Agreement or any of the other Transactions contemplated by the foregoing and (ii) if any state takeover statute or similar statute, rule or regulation becomes applicable to the Offer, the Merger, this Agreement, the Tender and Option Agreement or any other Transactions, ensure that the Offer, the Merger and the other Transactions, including the transactions contemplated by this Agreement and the Tender and Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Tender and Option Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions, including the Transactions contemplated by this Agreement, and the Tender and Option Agreement. Purchaser agrees to make the Notice Filing.

     Section 6.5. Indemnification of Directors and Officers.

               (a) Parent and Purchaser agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date hereof in favor of the current or former directors or officers of the Company and its subsidiaries (including any director or officer of the Company or its subsidiaries acting in their capacity as directors, officers, agents or trustees of any Benefit Plan for employees of the Company and its subsidiaries) as provided in the Company and/or, if greater, such subsidiaries' respective articles of incorporation or bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the Effective Time (notwithstanding any subsequent amendment of the respective articles of incorporation or bylaws, provided that any amendment shall explicitly retain these rights for these persons). Parent shall cause to be purchased, promptly following the Share Acquisition Date, an extension covering a period of six years from the Effective Time for the Company's directors' and officers' insurance and indemnification policy in effect on the date of this Agreement (the "D&O Insurance"), so long as the aggregate premium to be paid by the Company for such D&O Insurance extension would not exceed $168,750.

               (b) If any claim or claims shall, subsequent to the Share Acquisition Date and within six years after the Effective Time, be made in writing against any present or former director or officer of the Company or its subsidiaries based on or arising out of the services of such person prior to the Effective Time in the capacity of such person as a director or officer of the Company or its subsidiaries (and such director or officer shall have given Parent written notice of such claim or claims within such six year period), the provisions of Section 6.5(a) respecting the rights to indemnify the current or former directors or officers under the articles of incorporation and bylaws of the Company and/or its subsidiaries shall continue in effect until the final disposition of all such claims.

               (c) Notwithstanding anything to the contrary in this Section 6.5, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which shall not be unreasonably withheld.

               (d) In the event the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made (whether by operation of law or otherwise if necessary) so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.5.

     Section 6.6. Event Notices and Other Actions. (a) From and after the date of this Agreement until the Effective Time, the Company shall promptly notify Parent and Purchaser of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or could reasonably be expected to result in, any condition to the Offer set forth in Annex A, or any condition to the Merger set forth in Article VII, not being satisfied, (ii) the Company's failure to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which has resulted in, or could reasonably be expected to result in, any condition to the Offer set forth in Annex A, or any condition to the Merger set forth in Article VII, not being satisfied and (iii) any representation or warranty made by the Company contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified as to materiality becoming untrue or inaccurate in any material respect. The Company's delivery of any notice pursuant to this Section 6.6(a) shall not cure any breach of any representation or warranty of the Company contained in this Agreement or otherwise limit or affect the remedies available hereunder to Parent or Purchaser.

               (b) The Company shall not, and shall not permit any of its subsidiaries to, take any action or nonaction that will, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 6.1 and subject to Section 6.4(a), any condition to the Offer set forth in Annex A, or any condition to the Merger set forth in Article VII, not being satisfied.

     Section 6.7. Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill or similar agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent or Purchaser). Subject to the foregoing, during such period, the Company agrees to enforce and agrees to permit (and, to the fullest extent permitted under applicable law, hereby assigns its rights thereunder to Parent and Purchaser) Parent and Purchaser to enforce on its behalf and as third party beneficiaries thereof, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction. In addition, the Company hereby waives any rights the Company may have under any standstill or similar agreements to object to the transfer to Purchaser of all shares of Company Common Stock held by shareholders covered by such standstill or similar agreements and hereby covenants not to consent to the transfer of any shares of Company Common Stock held by such shareholders to any other person unless (i) the Company has obtained the specific, prior written consent of Parent with respect to any such transfer or
(ii) this Agreement has been terminated pursuant to Article VIII.

     Section 6.8. Employee Stock Options; Employee Plans and Benefits and Employment Contracts.

               (a) Company Stock Option Plans. Simultaneously with the execution of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Option Plans) shall adopt such resolutions or take such other actions as are required to effect the transactions contemplated by Section 2.10 in respect of all outstanding Options and thereafter the Board of Directors of the Company (or any such committee) shall adopt any such additional resolutions and take such additional actions as are required in furtherance of the foregoing.

               (b) Payments in Respect of Options. Each Option vested and exercisable immediately prior to the Effective Time and cancelled pursuant to
Section 2.10 shall, upon cancellation, be converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Option and (ii) the excess, if any, of the Merger Consideration for Company Common Stock over the exercise price per share subject or related to such Option. All other Options shall be cancelled without payment immediately prior to the Effective Time.

               (c) Time of Payment. The amount described in subsection (b) shall be paid by the Company immediately before the Effective Time.

               (d) Taxes; Interest. All amounts payable pursuant to Section 2.10 and Section 6.8(b) and (c) shall be subject to any required withholding of taxes and shall be paid without interest.

               (e) Termination of Equity-Based Compensation. No further grants of Options shall be made under the Company Stock Option Plan or otherwise by the Company after the date of this Agreement, and the provision in any other Benefit Plan providing for the potential issuance, transfer or grant of any capital stock of the Company or any of its subsidiaries or any interest, or release of restrictions in respect of any capital stock of the Company or any of its subsidiaries shall be deleted, and the Company Stock Options Plan shall be terminated, as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of an Option (whether or not outstanding as of the Effective Time), restricted stock, derivative security, or any participant in any other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or any of its subsidiaries or the Surviving Corporation. No participant in the Company Stock Option Plan or other holder of Options shall be entitled to receive any other payment or benefit thereunder except as provided in Section 2.10 and Section 6.8.

               (f) No Right to Employment; Benefit Plans. Except as provided in this Section 6.8(f), nothing contained in this Agreement shall confer upon any employee of the Company, any ERISA Affiliate or any of the Company's subsidiaries any right with respect to employment by Parent, the Purchaser or any of the Parent's subsidiaries or the Surviving Corporation or any of its ERISA Affiliates, nor shall anything herein interfere with the right of Parent, the Purchaser or any of the Parent's subsidiaries, or the Surviving Corporation or any of its ERISA Affiliates, to terminate the employment of any employee who continues employment with the Surviving Corporation or any ERISA Affiliate after the Effective Time ("Continuing Employee") at anytime, with or without cause, or except as otherwise expressly provided in this Section 6.8 restrict Parent, the Purchaser or any of the Parent's subsidiaries in the exercise of their independent business judgment in modifying any other terms and conditions of the employment of any Continuing Employee. No provision of this Agreement shall create any third party beneficiary rights in any Continuing Employee, any beneficiary or any dependent thereof with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by the Surviving Corporation or its ERISA Affiliates or under any Benefit Plan which the Surviving Corporation or its ERISA Affiliates may maintain or cause to be maintained with respect to such Continuing Employee. Notwithstanding the forgoing, Parent agrees that following the Share Acquisition Date (assuming Purchaser's designees under Section 1.4(a) constitute at least a majority of the Board of Directors) it will use its commercially reasonable best efforts to cause the Company and the Surviving Corporation to comply with the applicable terms and provisions of the agreements listed on Section 6.8(f) of the Company Disclosure Schedule if such agreements are then in effect. Nothing herein shall require Parent or the Surviving Corporation to continue any particular Benefit Plan, agreement, policy or arrangement or prevent the amendment or termination thereof; provided, however, that subject to applicable law the Company's employees shall receive full credit for prior years of service to the Company under, and shall not be subject to any waiting periods under, any benefit plans which Parent or the Surviving Corporation make available to Continuing Employees.

     Section 6.9. Purchase of Shares. Except pursuant to the Offer, the Tender and Option Agreement, or the Top-Up Agreement, neither Parent nor Purchaser nor any subsidiary of Parent shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any Company Common Stock without the prior written consent of the Company.

     Section 6.10. Meeting of the Company's Shareholders.

               (a) To the extent required by applicable law, the Company shall promptly after consummation of the Offer take all action necessary in accordance with the PBCL and its Articles of Incorporation and Bylaws to convene a Shareholder Meeting to consider and vote on the Merger and this Agreement. At the Shareholder Meeting, all of the shares of Company Common Stock then owned by Parent, Purchaser or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement. The Board of Directors of the Company shall recommend that the Company's shareholders vote to approve the Merger and this Agreement if such vote is sought, shall use its commercially reasonable best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall use its best efforts to take all other action in its judgment necessary and appropriate to secure the vote of shareholders required by the PBCL to effect the Merger.

               (b) Parent and Purchaser shall not, and they shall cause their subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the shares of Company Common Stock acquired pursuant to the Offer or otherwise prior to the Shareholder Meeting; provided, however, that this Section 6.10(b) shall not apply to the sale, transfer, assignment, encumbrance or other disposition of any or all such shares of Company Common Stock in transactions involving solely Parent, Purchaser and/or one or more of their wholly owned subsidiaries. Parent and Purchaser shall, or shall cause their subsidiaries to, vote any shares of Company Common Stock owned by them in favor of the Merger.

               (c) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 80% of the Company Common Stock, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 1924(b)(1)(ii) of the PBCL, as soon as reasonably practicable after such acquisition, without a meeting of the shareholders of the Company.

     Section 6.11. Proxy Statement. If required under applicable law, the Company and Parent shall prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Purchaser purchases Company Common Stock pursuant to the Offer, and use all reasonable efforts to have it cleared by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company as of the record date for the Shareholder Meeting.

     Section 6.12. Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, the Merger or the other Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, except as the disclosing party reasonably believes may be required by law or by obligations pursuant to any listing agreement with any exchanges or the National Association of Securities Dealers, Inc., in which case Parent or Company, as the case may be, will use its reasonable efforts to provide the other party with reasonable time to promptly comment on such release or statement in advance of its issuance. The parties agree that they will file a current report on Form 8-K announcing the execution of this Agreement and attaching copies of this Agreement and the jointly approved press release.

     Section 6.13. Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any of the Transactions until the purchase of shares of Company Common Stock pursuant to the Offer, and thereafter, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no such settlement shall be agreed to without Parent's or the Company's consent, which consent shall not be unreasonably withheld; and provided further that no settlement requiring a payment by a director shall be agreed to without such director's consent.

     Section 6.14. FIRPTA. The Company shall deliver to Purchaser prior to the expiration of the Offer a certified statement, prepared in accordance with Treasury Regulation Section 1.1445-2(c), that the shares of Company Common Stock are not "United States real property interests" within the meaning of Section 897 of the Code.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

               (a) if required by the PBCL, this Agreement shall have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with applicable law;

               (b) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated, or enforced by any court or Governmental Entity which is in effect and has the effect of prohibiting the consummation of the Merger; and

               (c) (x) in the case of the Company's obligations, all governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to subject any officer, director, employee or shareholder of the Company to civil or criminal liability in respect of the failure to obtain such consent, and (y) in the case of Parent's and Purchaser's obligations, (A) all governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, and (B) there shall not be threatened or pending any suit, action, or proceeding by any Governmental Entity, or by any other person which has a reasonable possibility of success, with respect to this Agreement or the Transactions, except where the failure to obtain any such consent or the existence of any such suit, action or proceeding would not reasonably be expected to (i) have a Material Adverse Effect on the Company or Parent, (ii) materially impede or limit the ownership, operation or use of any of the Company's or any of its subsidiaries' assets or business after the Closing, or to compel the Company or Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any of their businesses or assets as a result of the Offer, the Merger or any of the Transactions, (iii) impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock accepted for payment pursuant to the Offer including, without limitation, the right to vote the shares of Company Common Stock accepted for payment by it on all matters properly presented to the shareholders of the Company, (iv) prohibit Parent or any of its subsidiaries or affiliates from effectively controlling the businesses of the Company and its subsidiaries in any material respect, or (v) require divestiture by Purchaser or any of its affiliates of any shares of Company Common Stock; provided, however, that Parent shall be deemed to have waived this condition with respect to any failure to obtain or be in effect any such consent, order or approval or the existence of any such suit, action or proceeding, which failure or existence existed prior to the acceptance for payment by Purchaser of shares of Company Common Stock pursuant to the Offer.

     Section 7.2. Conditions to Obligations of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction or waiver pursuant to Section 1.1, prior to the Effective Time, of the condition that the Purchaser shall have accepted for payment and paid for shares of Company Common Stock tendered pursuant to the Offer.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     Section 8.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time (notwithstanding approval thereof by the shareholders of the Company) prior to the Effective Time:

               (a) by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and Purchaser;

               (b) by Parent, Purchaser or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action is or shall have become nonappealable;

               (c) by Parent or Purchaser, if due to an occurrence or circumstance (except where Parent's or Purchaser's breach of any of their respective obligations under this Agreement is the cause of or directly resulted in such occurrence or circumstance) which would result in the occurrence and continued existence of any of the conditions set forth in Annex A hereto, Purchaser shall have (i) failed to commence the Offer in accordance with Section
1.1 hereof, (ii) terminated the Offer without purchasing any shares of Company Common Stock pursuant to the Offer or (iii) failed to accept for payment shares of Company Common Stock pursuant to the Offer prior to January 31, 2004;

               (d) by the Company if there shall not have been and be continuing a material breach of any representation, warranty, covenant or agreement on the part of the Company, and Purchaser shall have (A) failed to commence the Offer in violation of Section 1.1 hereof, (B) terminated the Offer without purchasing all the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, or (C) failed to accept for payment shares of Company Common Stock pursuant to the Offer prior to January 31, 2004;

               (e) by Parent or Purchaser prior to the purchase of shares of Company Common Stock pursuant to the Offer, if (i) (x) any representations and warranties of the Company contained in this Agreement which are qualified by materiality shall not be true and correct at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer (without regard to any knowledge qualifications therein), (y) the representations and warranties of the Company contained in this Agreement which are not qualified by materiality shall not be true and correct in any material respect at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer (without regard to any knowledge qualifications therein) or (z) the representations and warranties of the Company in the Agreement shall not be true and correct at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer (determined without regard to any materiality or knowledge qualifications therein) except to the extent any failures of the representations or warranties to be true and correct in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such date), or (ii) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in the Agreement and required to be performed or complied with by it, and which breach, in the case of clause (i) and (ii) above, shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach to the Company by Parent or Purchaser and (B) January 31, 2004; provided, however, that the Company shall have no right to cure and Parent and Purchaser may immediately terminate this Agreement in the event that such breach by the Company was willful, in the event of a material breach of Section 6.1 (whether or not willful), or in the event that such breach is not reasonably capable of being cured within such period of time or (iii) the Board of Directors of the Company or any committee thereof shall have withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger, any of the Transactions or this Agreement, or shall have approved or recommended to the Company's shareholders an Acquisition Proposal or any other acquisition of shares of Company Common Stock other than the Offer and the Merger, or shall have adopted any resolutions to effect any of the foregoing or

(iv) the Board of Directors of the Company shall have failed to publicly reaffirm their approval or recommendation of the Offer, the Merger, the Transactions or this Agreement within two business days following Parent's or Purchaser's written request to do so;

               (f) by the Company prior to the purchase of any shares of Company Common Stock pursuant to the Offer if (i) there shall have been a material breach of any representation or warranty in this Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or the Merger or (ii) Parent or Purchaser shall not have performed or complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in this Agreement and required to be performed or complied with by them, and such breach materially adversely affects the Company, its shareholders generally or its employees generally or which materially adversely affects (or materially delays) the consummation of the Offer or the Merger, and which breach, in the case of both clause (i) and clause (ii) above, shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach to Parent and Purchaser by the Company and (B) January 31, 2004; provided, however, that Parent and Purchaser shall have no right to cure such breach and the Company may immediately terminate this Agreement in the event that such breach by Parent or Purchaser was willful or in the event such breach is not reasonably capable of being cured within such period of time;

               (g) by Parent or Purchaser prior to the purchase of shares of Company Common Stock pursuant to the Offer if any person or group (which includes a "person" or "group" as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 20% of the outstanding shares of Company Common Stock or shall have consummated or entered into a definitive agreement or an agreement in principle with the Company or any of its subsidiaries to consummate an Acquisition Proposal or if any person or group which, prior to the date of this Agreement, had a Schedule 13D or 13G on file with the SEC shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, which together with the shares of capital stock of the Company previously beneficially owned by such person or group, constitutes 20% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Company Common Stock) which together with the shares of capital stock of the Company previously beneficially owned by such person or group, constitutes 20% or more of any such class or series (it being understood that the execution of the Tender and Option Agreement by the Company shareholders that are parties thereto and the performance of their obligations thereunder shall not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering this provision);

               (h) by Parent or Purchaser if the Company or any shareholder party to the Tender and Option Agreement shall have breached in any material respect any of its or their obligations under the Tender and Option Agreement and such breach shall not have been cured, provided that there shall be no right to cure in respect of breaches that are not reasonably capable of cure;

               (i) by Parent or Purchaser due to the occurrence of (x) any of the events or circumstances specified in subsection (c) of Annex A which, to the extent curable, is not cured within 60 days, (y) any of the events or circumstances specified in subsection (d) of Annex A which, to the extent curable, is not cured within 30 days if involving a Governmental Entity or 60 days if not involving a Governmental Entity or (z) any of the events or circumstances specified in subsection (e) of Annex A which, to the extent curable, is not cured within 30 days;

               (j) by the Company prior to the purchase of any shares of Company Common Stock pursuant to the Offer and not earlier than 5 business days after the Company gives Parent prior written notice if (i) after the date hereof the Board of Directors of the Company shall receive an unsolicited bona fide Acquisition Proposal and the Board of Directors determines reasonably and in good faith (after receiving a fairness opinion of B&S or another financial advisor of nationally recognized standing with respect to the Acquisition Proposal) that the Acquisition Proposal is a Superior Proposal (after considering any changes made to Parent's Offer within the 5 business day notice period); provided, that such Superior Proposal was not solicited by the Company after the date hereof and did not otherwise result from a breach of Section 6.1; provided, further, that the Company's ability to terminate this Agreement pursuant to this (j) is conditioned upon the payment by the Company to Parent of any amounts owed by it pursuant to Section 8.3(b) and 8.3(c); or

               (k) by Parent, Purchaser or the Company if the Share Acquisition Date shall not have occurred by March 31, 2004.

     Section 8.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of Sections 6.3, 8.2, 8.3, 9.3, 9.4 and 9.7 and the last sentence of Section 1.3, shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders except as provided in Sections 8.3 and 9.3 of this Agreement. Notwithstanding anything herein to the contrary, to the extent the Company then owes Parent a Termination Fee (as defined herein) pursuant to the provisions of
Section 8.3 hereof at the time of such termination, termination by the Company pursuant to Section 8.1 shall not be effective unless prior to or simultaneously therewith such Termination Fee is paid to the Parent.

     Section 8.3. Expenses; Termination Fee.

               (a) Except as provided in Section 8.3(b) and 8.3 (c) of this Agreement, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such fees and expenses.

               (b) If:

                    (i) (x) Parent or Purchaser terminates this Agreement pursuant to Section 8.1(c), 8.1(i) or 8.1(k), or the Company terminates this Agreement pursuant to Section 8.1(d), in either case, in circumstances when, prior to such termination any third party shall have acquired beneficial ownership of 20% or more of the outstanding shares of Company Common Stock (or any person or group with a Schedule 13D or 13G on file with the SEC (including the shareholders party to the Tender and Option Agreement except as expressly permitted in that agreement) shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including Company Common Stock), through the acquisition of stock, the formation of a group or otherwise, which together with the shares of capital stock of the Company previously beneficially owned by such person or group, constitutes 20% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Company Common Stock) which together with the shares of capital stock of the Company previously beneficially owned by such person or group, constitutes 20% or more of any such class or series (it being understood that the execution of the Tender and Option Agreement by the Company shareholders that are parties thereto and the performance of their obligations thereunder shall not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering this provision)) or shall have made or consummated or announced an intention to make or consummate an Acquisition Proposal (or with respect to any proposal that may be existing on the date hereof, not withdrawn such Acquisition Proposal) or (y) Parent or Purchaser terminates this Agreement pursuant to Section 8.1(g), and, in any such case described in clauses (x) or (y) in this Section 8.3(b)(i), within 12 months after such termination the Company or any of its subsidiaries enters into or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to consummate an Acquisition Proposal;

                    (ii) Parent or Purchaser terminates this Agreement pursuant to (x) clauses (i) or (ii) of Section 8.1(e) as a result of a willful and material breach of this Agreement by the Company or any material breach of
Section 6.1 (whether or not willful), (y) clauses (iii) or (iv) of Section 8.1(e) or (z) Section 8.1(h);

                    (iii) the Company terminates this Agreement pursuant to
Section 8.1(f) in circumstances when Parent or Purchaser shall also have the right to terminate this Agreement pursuant to the circumstances described in
Section 8.3(b)(i) or 8.3(b)(ii); or

                    (iv) the Company terminates this Agreement pursuant to
Section 8.1(j)

then, in each case, the Company shall pay to Parent, within two business days following the execution and delivery of such agreement or such occurrence, as the case may be, or prior to or simultaneously with such termination by the Company as contemplated by 8.3(b)(i), (b)(iii) or (b)(iv), a fee, in cash, of $1.1 million (a "Termination Fee"); provided, that the Company in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination. Any payment required to be made pursuant to this subsection (b) shall be made to Parent by wire transfer of immediately available funds to an account designated by Parent. The provisions of this Section 8.3 shall not derogate from any other rights or remedies which Parent or Purchaser may possess under this Agreement (including as provided in Section 9.3) or under applicable law, and the payment of the Termination Fee shall not be deemed to constitute liquidated damages.

               (c) Subject to and without limiting the rights set forth in
Section 9.3, if a party breaches this Agreement and such breach is not a material and willful breach by the breaching party or a material breach by the Company of Section 6.1 of this Agreement whether or not such breach is willful, the breaching party shall not be liable in any amount in excess of the non-breaching party's reasonable costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of counsel, accountants, investment bankers, printers, experts and consultants to the non-breaching party and its affiliates (collectively, the "Expenses"), except to the extent that a Termination Fee is payable pursuant to Section 8.3(b) (which shall be payable in addition to any amount owing under this Section 8.3(c)); provided, however, that in no event shall Expenses payable pursuant to this
Section 8.3(c) under any circumstances by any party exceed $500,000 in the aggregate.

     Section 8.4. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser (in accordance with the provisions of Section 1.4(c)) at any time before or after approval of this Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made that by law requires the further approval of such shareholders without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     Section 8.5. Extension; Waiver. At any time prior to the Effective Time and subject to the provisions of Section 1.4(c), a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any documents, certificate or writing delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions of the other parties hereto contained herein; provided that after the approval of the Merger by the shareholders of the Company, no extensions or waivers shall be made that by law require further approval by such shareholders without the approval of such shareholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1. Non-Survival of Representations and Warranties. None of the representations and warranties made in this Agreement shall survive after the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, (i) to the extent Purchaser acquires shares of Company Common Stock on the Share Acquisition Date in an amount equal to or greater than the amount required by the Minimum Condition as in effect on the date of this Agreement or
(ii) to the extent after the Share Acquisition Date the Parent or Purchaser, or any director of the Company appointed by Parent after the Share Acquisition Date (or any officer of the Company appointed after the Share Acquisition Date by the Board assuming Purchaser's designees constitute at least a majority of the Board of Directors), consents to or instructs the Company to take the action in question, the Company shall not be deemed to be in breach of any representations, warranties or covenants contained in this Agreement due to actions so taken by the Company after the Share Acquisition Date.

     Section 9.2. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule), the Tender and Option Agreement, the Top-up Option Agreement and, to the extent contemplated in Section 6.3, the Confidentiality Agreement, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Parent or Purchaser may assign any of their rights and obligations to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser of its obligations hereunder. Any of Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent may purchase shares of Company Common Stock under the Offer. Any attempted assignment in violation of this Section 9.2 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.3. Enforcement of the Agreement. The Company agrees that irreparable damage could occur to Parent and Purchaser in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Purchaser shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity including those set forth in Section 8.3 of this Agreement. The Company further agrees to waive any requirement for the securing or posting of any bond in connection with obtaining any such injunction or other equitable relief.

     Section 9.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     Section 9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or sent by electronic transmission to the facsimile number specified below (or at such other address or facsimile number of a party as shall be specified by like notice):

                    if to Parent or Purchaser:

                    Euramax International, Inc.
                    5445 Triangle Parkway, Suite 350
                    Norcross, Georgia 30092
                    Attention: Chief Executive Officer
                    Facsimile: (770) 263-8031

                    with a copy to:

                    Dechert LLP
                    4000 Bell Atlantic Tower
                    1717 Arch Street
                    Philadelphia, PA 19103
                    Attention: Geraldine A. Sinatra
                    Facsimile: 215-994-2222

                    if to the Company:

                    Berger Holdings, Ltd.
                    805 Pennsylvania Boulevard
                    Feasterville, PA 19053
                    Attention: President
                    Facsimile: 215-953-7750

                    with a copy to:

                    Wolf, Block, Schorr and Solis-Cohen LLP
                    1650 Arch Street
                    Philadelphia, PA 19103
                    Attention: Jason M. Shargel
                    Facsimile: 215-977-2334

     Notice given by facsimile shall be deemed received on the day the sender receives facsimile confirmation that such notice was received at the facsimile number of the addressee. Notice given by mail as set out above shall be deemed received three days after the date the same is postmarked.

     Section 9.6. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

     Section 9.7. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of

Pennsylvania regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto. In addition, the Company, Parent and Purchaser hereby (i) consent to submit to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania and, in the absence of Federal jurisdiction, to the exclusive jurisdiction of the state courts located in Philadelphia County in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agree not to attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iii) subject to the terms of the Tender and Option Agreement, agree not to bring any action relating to this Agreement or any of the Transactions in any court other than the United States District Court for the Eastern District of Pennsylvania and, in the absence of Federal jurisdiction, the state courts located in Philadelphia County and (iv) waive any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the Transactions. In furtherance of the foregoing, the Company, Parent and Purchaser hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the courts of the United States District Court for the Eastern District of Pennsylvania and, in the absence of Federal jurisdiction, the state courts located in Philadelphia County, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 9.8. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.9. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement (except as set forth in Section 6.5 hereof which is intended to and shall create third party beneficiary rights if the Offer and the Merger are consummated).

     Section 9.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.11. Certain Definitions. For purposes of this Agreement (including Annex A hereto), the following terms shall have the meanings ascribed to them below:

               (a) "affiliate" of a person shall mean (i) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person and (ii) an "associate", as that term is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of this Agreement.

               (b) "beneficial owner" (including the term "beneficially own" or correlative terms) shall have the meaning ascribed to such term under Rule 13d-3(a) under the Exchange Act.

               (c) "business day" shall have the meaning ascribed to such term under Rule 14d-1 of the Exchange Act.

               (d) "Company Disclosure Schedule" shall mean a letter dated the date of the Agreement delivered by the Company to Parent and Purchaser concurrently with the execution of the Agreement, which, among other things, shall identify exceptions to the Company's representations and warranties contained in Article III and covenants contained in Article V by specific section and subsection references.

               (e) "control" (including the terms "controlling," "controlled by" and "under common control with" or correlative terms) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities or as trustee or executor, by contract or credit arrangement, or otherwise.

               (f) "Fully Diluted Shares" means all outstanding shares of Company Common Stock on a fully diluted basis, after giving effect to the exercise and conversion of all outstanding options, warrants and securities exercisable or convertible into Company Common Stock (but excluding any Options for which under the Tender and Option Agreement Parent has a valid Purchase Option (as defined in the Tender and Option Agreement) which has not been disputed or disavowed by the holder of such Options; provided, that the Options are not deemed exercisable if their ability to be exercised is suspended until termination of the Merger Agreement or consummation of the Merger); provided further, that Parent may, at its option exercisable in its sole discretion, exclude at any time from the above calculation any or all other Options.

               (g) "group" shall have the meaning ascribed to such term under Rule 13d-3(a) under the Exchange Act.

               (h) "Material Adverse Effect" shall mean (i) any adverse change or effect in the condition (financial or otherwise), assets (including intangible assets), liabilities, business, properties, or results of operations of a specified person or its subsidiaries, which change or effect is material, individually or in the aggregate with any other changes or effects, to the specified person and its subsidiaries taken as a whole, or (ii) any event, matter, condition or effect which materially impairs the ability of a specified person to perform on a timely basis its obligations under this Agreement, the Tender and Option Agreement, or the consummation of the Transactions; provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on the
Company: (a) any change in the Company's stock price or trading volume, in and of itself (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on the Company); or (b) any change, event, circumstance or effect that results from changes affecting the United States economy or the Company's industry generally, which change, event, circumstance or effect does not disproportionately affect the Company in any material respect. For purposes of analyzing whether any change, effect, event, matter or condition constitutes a "Material Adverse Effect" under this definition, the parties agree that (A) materiality shall be analyzed from the viewpoint of whether there is a reasonable likelihood that the disclosure of such change, effect, event, matter or condition could be reasonably viewed as having altered the total mix of information if the total mix of information had consisted solely of the representations and warranties of the Company contained in this Agreement, (B) the analysis of materiality shall not be limited to the viewpoint of a long-term investor, and (C) the words of the definition of "Material Adverse Effect" are intended to be read literally without any regard to the holding or reasoning of IBP, Inc. v. Tyson Foods, Inc., No. 18373, 2001 Del. Ch. LEXIS 81 (Del. Ch. June 18, 2001).

               (i) "person" shall mean a natural person, company, corporation, partnership, association, trust or any unincorporated organization.

               (j) "subsidiary" shall mean, when used with reference to a person, any corporation or other business entity of which such person directly or indirectly owns (i) the majority of the outstanding voting securities or (ii) voting securities or equity interests which give such person the power to elect a majority of the board of directors or similar governing body of such entity.

     Section 9.12. Interpretation. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute or rule as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes and rules) by succession of comparable successor statutes and rules and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

               (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, on the day and year first above written.

                                        EURAMAX INTERNATIONAL, INC.


                                        By: /s/ J. David Smith
                                            ------------------------------------
                                            Name: J. David Smith
                                            Title: President


                                        AMERIMAX PENNSYLVANIA, INC.


                                        By: /s/ J. David Smith
                                            ------------------------------------
                                            Name: J. David Smith
                                            Title: President


                                        BERGER HOLDINGS, LTD.


                                        By: /s/ Joseph F. Weiderman
                                            ------------------------------------
                                            Name: Joseph F. Weiderman
                                            Title: President and Chief Executive
                                                   Officer

                                     ANNEX A
                                       to
                          Agreement and Plan of Merger

          Conditions to the Offer. Notwithstanding any other provision of the Offer or the Merger Agreement, in addition to (and not in limitation of) Purchaser's rights pursuant to the Agreement to extend and amend the Offer in accordance with the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to Rule 14e-1(c) of the Exchange Act, pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any shares of Company Common Stock not theretofore accepted for payment or paid for, and Purchaser may terminate or amend the Offer (subject to Section 1.1 of the Merger Agreement) if in the sole judgment of Purchaser (i) a number of shares of Company Common Stock representing at least 80% of the Fully Diluted Shares shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer or otherwise acquired by Parent or any of its affiliates prior to the expiration of the Offer (the "Minimum Condition") or (ii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance of such shares of Common Stock for payment or the payment therefor, any of the following conditions has occurred and continues to exist:

          (a) (x) any representations and warranties of the Company in the Agreement which are qualified by materiality shall not be true and correct (determined without regard to any knowledge qualifications therein) as of such time, (y) the representations and warranties of the Company in the Agreement which are not qualified by materiality shall not be true and correct (determined without regard to any knowledge qualifications therein) in any material respect, as of such time or (z) the representations and warranties of the Company in the Agreement shall not be true and correct (determined without regard to any materiality or knowledge qualifications therein), as of such time, except to the extent the failure of any representations or warranties to be true and correct in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company, (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such date) and which breach or breaches shall not have been cured prior to the earlier of
(i) 10 business days following notice of such breach and (ii) January 31, 2004; provided, however, that the Company shall have no right to cure such breach in the event that such breach by the Company was willful or in the event such breach is not reasonably capable of being cured within such period of time;

          (b) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in the Agreement and required to be performed or complied with by it and which breach shall not have been cured prior to the earlier of (i) 10 business days following notice of such breach and
(ii) January 31, 2004; provided, however, that the Company shall have no right to cure such breach in the event that such breach by the Company was willful, if such breach involves a material breach of Section 6.1 of the Agreement (whether or not such breach was willful) or in the event such breach is not reasonably capable of being cured within such period of time;

          (c) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index), (ii) any material adverse change in the financial markets in the United States, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States by any Governmental Entity, (iv) any mandatory limitation, by any Governmental Entity on, or other event that materially affects, the extension of credit by banks or other lending institutions, (v) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States which could reasonably be expected to have a Material Adverse Effect on the Company or materially adversely affect or delay the consummation of the Offer, (vi) in the case of any of the foregoing existing on the date of the Agreement, a material acceleration or worsening thereof, or (vii) a decline in the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 25%, measured from the close of business on the date of the Merger Agreement;

          (d) there shall be threatened or pending any suit, action, or proceeding by any Governmental Entity, or there shall be pending any suit, action or proceeding by any other person which has a reasonable possibility of success, (i) challenging the acquisition by Parent or Purchaser of the shares of Company Common Stock, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or the performance of any of the other Transactions or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any of the businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any of the material businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any of the other Transactions, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock accepted for payment pursuant to the Offer including, without limitation, the right to vote the shares of Company Common Stock accepted for payment by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, (v) requiring divestiture by Purchaser or any of its affiliates of any shares of Company Common Stock or (vi) which otherwise could reasonably be expected to have a Material Adverse Effect on the Company or Parent;

          (e) there shall be any statute, rule, regulation, judgment, order or injunction (including with respect to competition or antitrust matters) enacted, entered, enforced, promulgated or issued, or any statute, rule or regulation which has been proposed by the relevant legislative or regulatory body and is reasonably likely to be enacted, with respect to or deemed applicable to, or any material consent or approval withheld or any other action shall be taken with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger or any of the other Transactions by any Governmental Entity or court, that has resulted or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (vi) of paragraph (d) above;

          (f) (i) the Board of Directors of the Company or any other committee thereof shall have (A) withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9) in a manner materially adverse to Parent or Purchaser; its approval or recommendation of the Offer, the Merger Agreement and the Merger or any of the other Transactions, (B) approved or recommended to the Company's shareholders an Acquisition Proposal or any other acquisition of shares of Company Common Stock other than the Offer and the Merger, or (C) adopted any resolution to effect any of the foregoing, or (ii) the Board of Directors of the Company shall have failed to publicly reaffirm their approval or recommendation of the Offer, the Merger, the Transactions or this Agreement within two business days following Parent's or Purchaser's written request to do so;

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

          (h) any person or group (which includes a "person" or "group" as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 20% of the outstanding shares of Company Common Stock or shall have consummated or entered into a definitive agreement or an agreement in principle with the Company or any of its subsidiaries to consummate an Acquisition Proposal or if any person or group which, prior to the date of the Merger Agreement, had a Schedule 13D or 13G on file with the SEC shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, which together with the shares of capital stock of the Company previously beneficially owned by such person or group, constitutes 20% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Company Common Stock) which together with the shares of capital stock of the Company previously beneficially owned by such person or group, constitutes 20% or more of any such class or series (it being understood that the execution of the Tender and Option Agreement by the Company shareholders that are parties thereto shall not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering this provision);

          (i) the Company or any shareholder shall have breached in any material respect any of its or their obligations under the Tender and Option Agreement;

          (j) (i) all consents and approvals of and notices to or filings with Governmental Entities and third parties required in connection with the Offer, the Merger and any of the other Transactions shall not have been obtained or made other than those the absence of which, individually or in the aggregate, would not have a Material Adverse Effect or prevent or materially delay consummation of any of the Offer, the Merger or any of the other Transactions, or (ii) all consents and approvals of third parties required in connection with the Offer, the Merger and any of the other Transactions and listed on Section
3.7 of the Company Disclosure Schedule pursuant to agreements marked with an asterisk (*) on Section 3.7 of the Company Disclosure Schedule shall not have been obtained or made;

which, in the sole judgment of Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates not in violation of this Agreement), makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for shares of Company Common Stock.

          The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition and may be waived by Purchaser or Parent, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by Purchaser or Parent or any of their respective affiliates at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time.